                                                                     EXHIBIT 2.1



                            ASSET PURCHASE AGREEMENT


                                 by and between



                       On-Point Technology Systems, Inc.,
                              a Nevada corporation

                                       and


                          Interlott Technologies, Inc.,
                             a Delaware corporation,





                            Dated: February 23, 2001

                                TABLE OF CONTENTS

                                                                                   PAGE
ARTICLE I
         DEFINITIONS..................................................................1
         1.1      Defined Terms.......................................................1
         1.2      Other Defined Terms.................................................9

ARTICLE II
         PURCHASE AND SALE OF ASSETS AND ASSUMPTION OF LIABILITIES...................10
         2.1      Purchase and Sale of Assets........................................10
         2.2      Assets to Be Retained by Seller....................................11
         2.3      Assumed Liabilities: Excluded Liabilities..........................11
         2.4      Pre and Post Closing Adjustment....................................13
         2.5      Other Closing Matters..............................................15

ARTICLE III
         CLOSING.....................................................................15
         3.1      Closing............................................................15
         3.2      Deliveries at Closing..............................................15
         3.3      Consent to Assignment..............................................17

ARTICLE IV
         REPRESENTATIONS AND WARRANTIES OF SELLER....................................18
         4.1      Organization of Seller.............................................18
         4.2      Capitalization.....................................................19
         4.3      Authorization......................................................19
         4.4      Absence of Certain Changes or Events...............................19
         4.5      Title to Assets; Absence of Liens and Encumbrances, etc............22
         4.6      Leases.............................................................23
         4.7      Contracts and Commitments..........................................23
         4.8      Permits............................................................26
         4.9      No Conflict or Violation...........................................26
         4.10     Governmental Consents and Approvals................................26
         4.11     Financial Statements, etc..........................................26
         4.12     Books and Records..................................................27
         4.13     Litigation.........................................................27
         4.14     Labor Matters......................................................27
         4.15     Liabilities........................................................28
         4.16     Compliance with Law................................................28
         4.17     No Brokers.........................................................29
         4.18     Patents, Trademarks, Etc...........................................29
         4.19     Employee Plans.....................................................29
         4.20     Tax Matters........................................................34
         4.21     Insurance..........................................................35

         4.22     Purchase Commitments and Outstanding Bids..........................35
         4.23     Customers and Suppliers............................................35
         4.24     Compliance with Environmental Laws.................................36
         4.25     Powers of Attorney.................................................37
         4.26     No Other Agreements to Sell the Assets or Stock of Seller..........37
         4.27     Accuracy of Information Furnished..................................37
         4.28........................................................................37
         4.29     Accounts Receivable................................................37
         4.30     Prohibited Payments................................................37
         4.31     Transactions with Certain Persons..................................38

ARTICLE V
         REPRESENTATIONS AND WARRANTIES OF BUYER.....................................38
         5.1      Organization.......................................................38
         5.2      Authorization......................................................38
         5.3      Governmental Consents and Approvals................................39
         5.4      No Brokers.........................................................39
         5.5      No Conflict or Violation...........................................39
         5.6      Accuracy of Information Furnished..................................39

ARTICLE VI
         COVENANTS OF SELLER AND BUYER...............................................40
         6.1      Maintenance of Business Prior to Closing...........................40
         6.2      Investigation by Buyer.............................................42
         6.3      Environmental Investigation........................................42
         6.4      Consents and Best Efforts..........................................43
         6.5      Financial Statements, etc..........................................44
         6.6      Notification of Certain Matters....................................44
         6.7      No Solicitation; Notification......................................44
         6.8      Employee Matters...................................................46
         6.9      Disclosure Documents...............................................47

ARTICLE VII
         CONDITIONS TO SELLER'S OBLIGATIONS..........................................47
         7.1      Representations, Warranties and Covenants..........................47
         7.2      No Proceedings or Litigation.......................................48
         7.3      Opinion of Counsel.................................................48
         7.4      Certificates; Corporate Documents..................................48
         7.5      Shareholder Approval...............................................48

ARTICLE VIII
         CONDITIONS TO BUYER'S OBLIGATIONS...........................................48
         8.1      Representations, Warranties and Covenants..........................48
         8.2      Consents...........................................................49
         8.3      No Proceedings or Litigation.......................................49
         8.4      Opinion of Counsel.................................................49


         8.5      Instruments of Possession..........................................49
         8.6      Certificates; Corporate Documents..................................49
         8.7      Material Changes...................................................49
         8.8      Tax Matters........................................................49
         8.9      Lender Releases....................................................49
         8.10     Non-Competition Agreement..........................................50
         8.11     Escrow Agreement...................................................50
         8.12     OLT Agreement......................................................50
         8.13     Financing..........................................................50
         8.14     Due Diligence......................................................50
         8.15     Shareholder Approval...............................................50

ARTICLE IX
         ACTIONS BY SELLER AND BUYER AFTER THE CLOSING...............................50
         9.1      Books and Records..................................................50
         9.2      Survival of Representations, etc...................................50
         9.3      Purchase Price Allocation..........................................51
         9.4      Further Assurances.................................................51
         9.5      Litigation Support.................................................51
         9.6      Bulk Sales Law.....................................................52
         9.7      Indemnification....................................................52

ARTICLE X
         MISCELLANEOUS...............................................................54
         10.1     Termination........................................................54
         10.2     Assignment.........................................................56
         10.3     Notices............................................................56
         10.4     Choice of Law; Venue...............................................57
         10.5     Entire Agreement; Amendments and Waivers...........................57
         10.6     Multiple Counterparts..............................................58
         10.7     Invalidity.........................................................58
         10.8     Titles.............................................................58
         10.9     Publicity..........................................................58
         10.10   Confidential Information............................................58
         10.11   Fees and Expenses...................................................59
         10.12   Cumulative Remedies.................................................59
         10.13   Representation of Counsel; Mutual Negotiation.......................59
         10.14   Knowledge of Seller.................................................59
         10.15   Risk of Loss........................................................60

                            ASSET PURCHASE AGREEMENT


         This ASSET PURCHASE AGREEMENT (this "Agreement"), dated February 23, 2001, is made by and among Interlott Technologies, Inc., a Delaware corporation ("Buyer"), and On-Point Technology Systems, Inc., a Nevada corporation ("Seller").


                                    RECITALS

         WHEREAS, Seller owns certain Lottery Assets (as hereinafter defined) to conduct its business of the development, design, manufacture, sale, lease and service of point-of-sale transaction vending terminals for the sale or dispensing of lottery tickets (the "Business"); and

         WHEREAS, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, the Lottery Assets upon the terms and subject to the conditions of this Agreement.


                                    AGREEMENT

         NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, and for other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto agree as follows:


                                    ARTICLE I

                                   DEFINITIONS

         1.1 DEFINED TERMS. As used herein, the terms below shall have the following meanings:

         "ADJUSTMENT AMOUNT" shall mean (a) if the amount of the Closing Value is less than the Pre-Closing Value, the amount equal to the Pre-Closing Value minus the Closing Value and (b) if the amount of the Closing Value is greater than the Pre-Closing Value, the amount equal to the Closing Value minus the Pre-Closing Value.

         "AFFILIATE" shall mean any person or entity that controls another person or entity, that another person or entity controls, or that is under common control with another person or entity. For purposes of the preceding sentence, the term "control" means the power, direct or indirect, to direct or cause the direction of the management and policies of a person or entity through voting securities, contract or otherwise.

         "ANCILLARY AGREEMENTS" shall mean the Non-Competition Agreement, the Escrow Agreement, the and OLT Agreement, substantially in the forms attached hereto as EXHIBITS A, B AND C respectively.

         "AUDITED FINANCIAL STATEMENTS" shall mean (i) the audited balance sheet of the Business as of December 31, 2000, (ii) the related audited statements of operations and cash flows of the Business for the fiscal year ended December 31, 2000, together with the unqualified audit reports thereon of Rothstein, Kass & Co., P.C.

         "BALANCE SHEET" shall mean the audited balance sheet of the Business, dated the Balance Sheet Date, together with the notes incorporated therein.

         "BALANCE SHEET DATE" shall mean December 31, 2000, or the date of the most recent Balance Sheet, whichever is later.

         "BENEFIT ARRANGEMENT" shall mean any employment, consulting, severance or other similar contract, arrangement or policy (written or oral) and each plan, arrangement, program, agreement or commitment (written or oral) providing for insurance coverage (including, without limitation, any self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, life, health or accident benefits (including, without limitation, any "voluntary employees' beneficiary association" as defined in Section 501(c)(9) of the Code providing for the same or other benefits) or for deferred compensation, profit-sharing bonuses, stock options, stock appreciation rights, stock purchases or other forms of incentive compensation or post-retirement insurance, compensation or benefits which (a) is not a Welfare Plan, Pension Plan or Multiemployer Plan,
(b)is entered into, maintained, contributed to or required to be contributed to, as the case may be, by Seller relating to the Business or any ERISA Affiliate or under which Seller may incur any Liability, and (c) covers any employee or former employee of Seller (with respect to their relationship with Seller).

         "BOOKS AND RECORDS" shall mean all books, records, lists, ledgers, files, reports, plans, drawings and operating records of every kind pertaining to the Lottery Assets, customers, suppliers, distributors or Personnel of Seller relating to the Business, including, without limitation, (a) all corporate books and records of Seller relating to the Business, disk or tape files, printouts, runs or other computer-prepared information and Seller's interest in all computer programs required to access, and the equipment containing, all such computer-based information, (b) all product, business and marketing plans relating to the Business, (c) all environmental control records and (d) all sales, maintenance and production records relating to the Business; provided that Buyer shall have the right to obtain copies of any books and records of Seller relating to the Business which do not constitute Books and Records conveyed hereunder.

         "CLOSING VALUE" shall mean the amount, whether positive or negative, equal to (i) the amount shown as accounts receivable on the Final Balance Sheet plus (ii) the amount shown as Inventory on the Final Balance Sheet.

         "CODE" shall mean the Internal Revenue Code of 1986, as amended.

         "CONTRACT" shall mean any outstanding foreign or domestic agreement, contract, lease, note, loan, evidence of indebtedness, purchase order, letter of credit, franchise agreement, undertaking, covenant not to compete, employment agreement, license, instrument, obligation, commitment, purchase and sales order, quotation and other executory commitment, including, without limitation, those relating to any state lottery, to which Seller is a party and which relates to the Business or the Lottery Assets, whether oral or written, express or implied.

         "CONTRACT RIGHTS" shall mean all of Seller's rights under the Contracts required to be listed in SCHEDULE 4.7

         "CORPORATE AUDITED FINANCIAL STATEMENTS" shall mean (i) the audited balance sheets of Seller as of December 31, 1999, and December 31, 2000, and,
(ii) the related audited statements of income and cash flows of Seller for each of the fiscal years ended December 31, 1999, and December 31, 2000 in each case together with unqualified audit reports thereon of Seller's certified independent public auditors.

         "EMPLOYEE PLANS" shall mean all Benefit Arrangements, Multiemployer Plans, Pension Plans and Welfare Plans.

         "ENCUMBRANCE" shall mean any claim, lien, pledge, option, charge, easement, security interest, deed of trust, mortgage, right-of-way, encroachment, building or use restriction, conditional sales agreement, encumbrance or other right of third parties, whether voluntarily incurred or arising by operation of law, and includes, without limitation, any agreement to give any of the foregoing in the future, and any contingent sale or other title retention agreement or lease in the nature thereof.

         "ENVIRONMENTAL CLAIMS" shall mean all accusations, allegations, notices of violation, liens, claims, demands, suits, or causes of action for any damage, including, without limitation, personal injury, property damage (including, without limitation, any depreciation or diminution of property values), lost use of property or consequential damages, arising directly or indirectly out of Environmental Conditions or Environmental Laws. By way of example only (and not by way of limitation), Environmental Claims shall include (i) violations of or obligations under any contract related to Environmental Laws or Environmental Conditions between Seller and any other person, (ii) actual or threatened damages to natural resources, (iii) claims for nuisance or a statutory equivalent thereof, (iv) claims for the recovery of response costs, or administrative or judicial orders directing the performance of investigations, responses or remedial actions under any Environmental Laws, (v) requirements to implement "corrective action" pursuant to any order or permit issued pursuant to the Resource Conservation and Recovery Act, as amended, or similar provisions of applicable state law, (vi) claims related to Environmental Laws or Environmental Conditions for restitution, contribution, or indemnity, (vii) fines, penalties or liens of any kind against property related to Environmental Laws or Environmental Conditions, (viii) claims related to Environmental Laws or Environmental Conditions for injunctive relief or other orders or notices of violation from federal, state or local agencies or courts, and (ix) with regard to any present or former employees, claims relating to exposure to or injury from Environmental Conditions.

         "ENVIRONMENTAL CONDITIONS" shall mean the state of the environment, including natural resources (e.g., flora and fauna), soil, surface water, ground water, any present or potential drinking water supply, subsurface strata or ambient air, relating to or arising out of the use, handling, storage, treatment, recycling, generation, transportation, release, spilling, leaking, pumping, pouring, emptying, discharging, injecting, escaping, leaching, disposal, dumping or threatened release of Hazardous Substances. With respect to Environmental Claims by third parties, Environmental Conditions also include the exposure of persons to Hazardous Substances at the work place or the exposure of persons or property to Hazardous Substances migrating from or otherwise emanating from or located on property owned or occupied at any time by Seller.

         "ENVIRONMENTAL LAWS" shall mean all applicable federal, state, district and local laws, all rules or regulations promulgated thereunder, and all orders, consent orders, judgments, notices, permits or demand letters issued, promulgated or entered pursuant thereto, relating to pollution or protection of the environment (including, without limitation, ambient air, surface water, ground water, land surface, or subsurface strata), including, without limitation, (i) laws relating to emissions, discharges, releases or threatened releases of Hazardous Substances into the environment and (ii) laws relating to the identification, generation, manufacture, processing, distribution, use, treatment, storage, disposal, recovery, transport or other handling of Hazardous Substances. Environmental Laws shall include, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), the Toxic Substances Control Act, as amended, the Hazardous Materials Transportation Act, as amended, the Resource Conservation and Recovery Act, as amended ("RCRA"), the Clean Water Act, as amended, the Safe Drinking Water Act, as amended, the Clean Air Act, as amended, the Atomic Energy Act of 1954, as amended, the Occupational Safety and Health Act, as amended, and all analogous laws promulgated or issued by any state or other governmental authority.

         "ENVIRONMENTAL REPORTS" shall mean any and all written analyses, summaries or explanations, in the possession or control of Seller, of (a) any Environmental Conditions in, on or about the properties of Seller or (b) Seller's compliance with Environmental Laws.

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

         "ERISA AFFILIATE" shall mean any entity which is (or at any relevant time was) a member of a "controlled group of corporations" with, under "common control" with, a member of an "affiliated service group" with, or otherwise required to be aggregated with, Seller, as set forth in Section 414(b), (c), (m) or (o) of the Code.

         "FACILITIES" shall mean all plants, offices, manufacturing facilities, stores, warehouses, administration buildings and all real property and related facilities owned or leased by Seller all as identified or listed on Part (b) of
SCHEDULE 4.5.

         "FINANCIAL STATEMENTS" shall mean (a) the Audited Financial Statements and (b) the Interim Financial Statements.

         "FIXTURES AND EQUIPMENT" shall mean all of the furniture, fixtures, furnishings, machinery, equipment, spare parts, supplies, appliances, vehicles and other tangible personal property relating to the Lottery Assets or the Business owned by Seller, wherever located, including all warranty rights with respect thereto.

         "FORMER FACILITY" shall mean each and every plant, office, manufacturing facility, store, warehouse, improvement, administrative building and all real property and related facilities that was owned, leased or operated by Seller in connection with the Business at any time prior to the date hereof, but excluding any Facilities.

         "GAAP" shall mean generally accepted accounting principles in the United States of America, as in effect from time to time, consistently applied.

         "HAZARDOUS SUBSTANCES" shall mean all pollutants, contaminants, chemicals, wastes, and any other carcinogenic, ignitable, corrosive, reactive, toxic or otherwise hazardous substances or materials (whether solids, liquids or gases) subject to regulation, control or remediation under Environmental Laws. By way of example only, the term Hazardous Substances includes petroleum, urea formaldehyde, flammable, explosive and radioactive materials, PCBs, pesticides, herbicides, asbestos, sludge, slag, acids, metals, solvents and waste waters.

         "INSURANCE POLICIES" shall mean the insurance policies listed in
SCHEDULE 4.21.

         "INTERIM BALANCE SHEET" shall mean the unaudited consolidated balance sheet of the Business, dated the Interim Balance Sheet Date.

         "INTERIM BALANCE SHEET DATE" shall initially mean December 31, 2000, and from and after the date of Seller's delivery to Buyer of subsequent Interim Financial Statements pursuant to Section 6.5, the Interim Balance Sheet Date shall also mean the date of the latest such periodic balance sheet so delivered to Buyer.

         "INTERIM FINANCIAL STATEMENTS" shall mean the Interim Balance Sheet and the related unaudited statements of operations for the Reporting Period ended on the Interim Balance Sheet Date.

         "INVENTORY" shall mean (a) all stock in trade, merchandise, finished goods and other products owned by Seller for sale or lease in the ordinary course of the Business to its customers or otherwise under the control of Seller or carried on the books of Seller for the exclusive use by Seller in connection with the conduct of the Business, (b) all of the raw materials relating to the conduct of the Business, and (c) all work in process relating to the conduct of the Business, in each case, wherever located.

         "LEASES" shall mean all of the leases or subleases for personal or real property relating to the Business and to which Seller is a party or by which Seller is bound, including, without limitation, those Leases listed on parts (b) and (c) of SCHEDULE 4.5 and on SCHEDULE 4.6, and excluding any lease that is a Retained Asset pursuant to Section 2.2(c).

         "LIABILITIES" shall mean any direct or indirect liability, indebtedness, co-obligation, obligation, commitment, expense, claim, deficiency, guaranty or endorsement of or by any person of any type, whether accrued, absolute, contingent, matured, unmatured or other, except for endorsement by Seller of instruments for deposit in the ordinary course of business. "Liability" shall mean the singular form of "Liabilities."

         "LOTTERY ASSETS" shall mean all of Seller's right, title and interest in and to all properties, assets and rights of any kind, whether tangible or intangible, real or personal, relating to the Business, owned by Seller or in which Seller has any interest whatsoever, including, without limitation, all of Seller's right, title and interest to the following insofar as the following relate to the conduct of the Business:

                  (a) all refunds, deposits, prepayments or prepaid expenses of Seller;

                  (b) all Contracts listed on SCHEDULE 4.7 and all Contract Rights;

                  (c) all Leases, and all rights and obligations of Seller contained therein, which Buyer elects to accept and assume;

                  (d)      all Fixtures and Equipment;

                  (e)      all Inventory;

                  (f) all original Books and Records other than corporate charter documents, minute books and stock registers; provided that in the case of accounting and finance records that contain significant data or information relating to Seller's operations other than the Business as well as information relating to the Business, accurate and complete copies of all such records shall constitute Lottery Assets;

                  (g) all Proprietary Rights (including, without limitation, trademark, tradename and other proprietary rights in "On-Point," "Counterpoint," "Playpoint," "Lottery Enterprises, Inc.," and "LEI") and confidential or nonpublic information;

                  (h) to the extent such transfer is not prohibited by law (without regard to whether any approval or consent is required with respect to such transfer), all Permits;

                  (i) all computers and, to the extent transferable, all software and related licenses;

                  (j) all rights to receive proceeds payable under all Insurance Policies which rights arise or accrue on or prior to the Closing Date and are related to the Lottery Assets transferred;

                  (k) all supplies (including, without limitation, office supplies), sales literature, promotional literature, customer, supplier and distributor lists, correspondence, art work, display units and purchasing records related to Seller's Business;

                  (l) all rights under or pursuant to all warranties, representations and guarantees made by suppliers in connection with the Lottery Assets or services furnished to Seller pertaining to its Business or affecting the Lottery Assets, to the extent such warranties, representations and guarantees (i) are not required by Seller to fulfill its obligations under this Agreement and (ii) are assignable (without regard to whether any approval or consent is required with respect to such assignment); and

                  (m) all claims, causes of action, choses in action, rights of recovery and rights of set-off of any kind, against any person or entity, including without limitation, any liens, security interests, pledges or other rights to payment or to enforce payment in connection with products delivered or rendered by Seller on or prior to the Closing Date;

PROVIDED, HOWEVER, that in no event shall the Lottery Assets include any Retained Assets.

         "MATERIAL ADVERSE EFFECT," "MATERIAL ADVERSE CHANGE" or a similar phrase shall mean, with respect to any person, (a) any material adverse change or effect on (i) the Business, operations, assets (taken as a whole), liabilities (taken as a whole), condition (financial or otherwise), results of operations or prospects of such person or (ii) the right or ability to consummate any of the transactions contemplated hereby or (b) any event or condition which would with the passage of time, the giving or receipt of notice or the occurrence of any other action or event, constitute a "Material Adverse Effect" or "Material Adverse Change" on such person.

         "MULTIEMPLOYER PLAN" shall mean any "multiemployer plan," as defined in
Section 4001(a)(3) or 3(37) of ERISA, which (a) Seller or any ERISA Affiliate maintains, administers, contributes to or is required to contribute to, or, after September 25, 1980, maintained, administered, contributed to or was required to contribute to, or under which Seller or any ERISA Affiliate may incur any Liability (including, without limitation, any contingent Liability) and a,) covers any employee or former employee of Seller or any ERISA Affiliate (with respect to their relationship with such entities).

         "OLT AGREEMENT" or "ON-LINE TECHNOLOGY AGREEMENT" shall mean an agreement, in the form attached hereto as EXHIBIT C, between Buyer and Seller relating to the On-Line Technology.

         "ON-LINE TECHNOLOGY" shall mean that certain technology, know how and processes developed by Seller for the enhancement of instant ticket vending machines in order to enable the point of sale automated on-line activation and validation of instant winner lottery tickets pursuant to United States Patent 5,772,510 and those aspects of claim seven (7) of United States Patent 5,222,624 relating to bar code reading means.

         "PBGC" shall mean the Pension Benefit Guaranty Corporation.

         "PENSION PLAN" shall mean any "employee pension benefit plan" as defined in Section 3(2) of ERISA (other than a Multiemployer Plan) which (a) Seller or any ERISA Affiliate maintains, administers, contributes to or is required to contribute to, or, within the five years prior to the Closing Date, maintained, administered, contributed to or was required to contribute to, or under which Seller or any ERISA Affiliate may incur any Liability (including, without limitation, any contingent Liability) and (b) covers any employee or former employee of Seller or any ERISA Affiliate (with respect to their relationship with such entities).

         "PERMITS" shall mean all licenses, permits, franchises, approvals, authorizations, consents or orders of, or filings with, or notifications to, any governmental authority, whether foreign, federal, state or local, or any other person, necessary or desirable for the past, present or anticipated conduct of, or relating to the operation of the Business.

         "PERMITTED ENCUMBRANCES" shall mean (a) liens for Taxes not yet due and payable, (b) statutory liens of landlords, liens of carriers, warehousepersons, mechanics and materialpersons and other liens imposed by law incurred in the ordinary course of business for sums not yet due and payable or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor, (c) liens incurred or deposits made in connection with workers' compensation, unemployment insurance and other types of social security or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return of money bonds and similar obligations, in each case in the ordinary course of business, consistent with past practice, (d) purchase money liens incurred in the ordinary course of business, consistent with past practice and (e) easements, rights-of-way, restrictions and other similar charges or encumbrances, in each case, that do not interfere with the ordinary conduct of business of Seller and do not materially detract from the value of the property upon which such encumbrance exists, (f) other Encumbrances which are expressly assumed by Buyer pursuant to this Agreement, and (g) Encumbrances listed on SCHEDULE A hereto which are removed or satisfied at or before closing.

         "PERSONNEL" shall mean all directors, officers and employees of Seller involved in the conduct of the Business.

         "PRE-CLOSING VALUE" shall mean the amount, not to exceed $5,000,000, equal to (i) the amount shown as accounts receivable on the applicable Interim Balance Sheet plus (ii) the amount shown as Inventory on the applicable Interim Balance Sheet.

         "PRINCIPAL STOCKHOLDER" shall mean Frederick Sandvick.

         "REPRESENTATIVE" shall mean any agent, consultant or other representative of Seller or Buyer, as the case may be.

         "RETURNS" shall mean any and all returns, reports, declarations and information statements with respect to taxes required to be filed with any governmental authority or Tax authority or agency, whether domestic or foreign including, consolidated, combined and unitary returns and including all amendments thereof, relating to or arising out of the conduct of the Business.

         "TAX(ES)" shall mean all taxes, estimated taxes, withholding taxes, assessments, levies, imposts, fees and other charges, including any interest, penalties, additions to tax or additional amounts that may become payable in respect thereof, imposed by any foreign, federal, state, local or other government or taxing authority, which taxes shall include, without limitation, all income taxes, payroll and employee withholding taxes, unemployment insurance, social security, sales and use taxes, value-added taxes, excise taxes, franchise taxes, gross receipts taxes, occupation taxes, real and personal property taxes, stamp taxes, transfer taxes, workers' compensation and other obligations of the same or of a similar nature, relating to or arising out of the conduct of the Business.

         "WELFARE PLAN" shall mean any "employee welfare benefit plan" as defined in Section 3(1) of ERISA, which (a) Seller or any ERISA Affiliate maintains, administers, contributes to or is required to contribute to, or under which Seller or any ERISA Affiliate may incur any Liability and (b) covers any employee or former employee of Seller (with respect to their relationship with Seller).

         1.2 OTHER DEFINED TERMS. In addition to the terms defined in the Introduction and Recitals to this Agreement or in Section 1.1, the following terms shall have the meanings defined for such terms in the Sections set forth below:

         TERM                                                  SECTION
         ----                                                  -------

         "Acquired Employee"                                   6.8
         "Actions"                                             4.13
         "Adjustment Amount"                                   2.4(b)
         "Assumed Liabilities"                                 2.3(a)
         "Assumption Agreement"                                3.2
         "Auditor"                                             2.4(d)
         "Claim"                                               9.7(a)
         "Closing"                                             3.1
         "Closing Date"                                        3.1
         "Collective Bargaining Agreement"                     2.3(b)
         "Current Price Component"                             2.1(c)
         "Damages"                                             9.7(d)
         "Disclosure Schedule"                           Article IV Preamble
         "Deferred Payment Component"                          2.1(c)
         "ERISA Affiliate Plan"                                4.19(b)(xii)
         "Excluded Liabilities"                                2.3
         "Leased Property"                                     4.5(b)


         "Non-Competition Agreement"                           8.10
         "Percentage Payment Component"                        2.1(c)
         "Pre-Closing Balance Sheet"                           2.4
         "Proprietary Rights"                                  4.18
         "Proposed Acquisition Transaction"                    6.7(a)
         "Purchase Price"                                      2.1(b)
         "Reporting Period"                                    6.5
         "Retained Assets"                                     2.2
         "Superior Proposal"                                   6.7(b)


                                   ARTICLE II

            PURCHASE AND SALE OF ASSETS AND ASSUMPTION OF LIABILITIES

         2.1      PURCHASE AND SALE OF LOTTERY ASSETS.

                  (a) TRANSFER OF LOTTERY ASSETS. Upon the terms and subject to the conditions contained herein, on the Closing Date, Seller shall sell, convey, transfer, assign and deliver to Buyer, and Buyer shall purchase and accept from Seller, the Lottery Assets, free and clear of any and all Encumbrances.

                  (b) DEPOSIT. Buyer shall pay, by wire transfer of immediately available funds on the date hereof, to the escrow agent ("Escrow Agent") under the Escrow Agreement of even date herewith, a deposit of One Million Five Hundred Thousand Dollars ($1,500,000) (the "DEPOSIT") which, if the Closing occurs, shall be released from escrow and credited against the Current Price Component payable at Closing;

                  (c) CONSIDERATION. Upon the terms and subject to the conditions contained herein, as consideration for the purchase of the Lottery Assets and the entry by Seller and Principal Shareholder into the Non-Competition Agreement, Buyer shall pay to Seller the purchase price (the "PURCHASE PRICE"), subject to the Adjustment Amount as set forth in Section 2.4, as follows:

                           (i) by wire transfer of immediately available funds at Closing, Thirteen Million Five Hundred Thousand Dollars ($13,500,000)(the "CURRENT PRICE COMPONENT"), as adjusted pursuant to
         Section 2.4(a), consisting of a release from escrow of the Deposit and a wire transfer of the remaining balance of the Current Price Component;

                           (ii)     an aggregate Nine Million Dollars
         ($9,000,000) payable in sixty (60) equal monthly installments in accordance with and subject to SCHEDULE 2.1(c)(ii) attached hereto (the "DEFERRED PAYMENT COMPONENT"); and

                                    (iii)    for sixty (60) months following the
                                             Closing Date, an amount, not to
                                             exceed an aggregate Six Million
                                             Dollars ($6,000,000), earned and
                                             payable on a calendar
quarterly basis during such period, in accordance with and subject to SCHEDULE 2.1(c)(iii) attached hereto (the "PERCENTAGE PAYMENT COMPONENT").

                           (iv)     Seller shall have the right, subject to the
requirements of Section 10.10 of this Agreement, to audit or review, by itself or an accounting firm designated by Seller, on reasonable notice to Buyer and during normal business hours, Buyer's books and records relating to the Deferred Payment, the Applicable Revenues Payment and the Applicable Counterpoint Revenues Payment. Such audit or review shall be at Seller's sole cost and expense; provided, however, that if such audit or review results in an increase of 10% in the amount paid to Seller, then Buyer shall pay the cost of the audit or review.

         2.2 ASSETS TO BE RETAINED BY SELLER. Notwithstanding anything to the contrary herein, Seller shall retain all right, title and interest in and to the following assets of Seller (the "RETAINED ASSETS") which are not to be acquired by Buyer hereunder:

                  (a)      subject to Section 3.3 and Buyer's rights under
Section 10.1, any Contract, Lease or Permit as to which consent to assignment is required but has not been obtained, as set forth on SCHEDULE 2.2(a);

                  (b) any Permit to the extent that each is, by its terms, not transferable or assignable to a purchaser of the Lottery Assets;

                  (c)      all cash on hand and cash equivalents;

                  (d) all claims, causes of action, choses in action, rights of recovery and rights of set-off of any kind against any person or entity arising out of or relating exclusively to the Retained Assets and/or the Excluded Liabilities;

                  (e)      Seller's rights under the OLT Agreement;

                  (f)      all assets of Seller that are not Lottery Assets; and

                  (g)      assets listed on the attached SCHEDULE 2.2.

         2.3      ASSUMED LIABILITIES: EXCLUDED LIABILITIES.

                  (a) Upon the terms and conditions contained herein, and subject to Section 2.3(b), at and from the Closing Buyer shall assume only those Liabilities set forth on SCHEDULE 2.3(a); provided that any Liability or obligation for payments with respect to or any breach thereof (whether resulting from any act or omission) arising or occurring on or prior to the Closing shall be excluded unless specifically so stated to the contrary on SCHEDULE 2.3(a). The Liabilities specified in this Section 2.3(a) (subject to Section 2.3(b)) are referred to, collectively, herein as the "ASSUMED LIABILITIES." Obligations that arise on or after the Closing under the Contracts listed on SCHEDULE 4.7(a)(i) relating to the Business shall be considered to be Liabilities listed on
SCHEDULE 2.3(a).

                  (b) Notwithstanding any provision of this Agreement, the Assumed Liabilities shall not include, Buyer shall not assume or be responsible for, and Seller shall retain and be fully responsible for, and shall fully discharge and perform, any and all Liabilities that are not specifically included in Assumed Liabilities pursuant to Section 2.3(a), including, without limitation, the following Liabilities of Seller, whether fixed or contingent, known or unknown, matured or unmatured, liquidated or unliquidated, choate or inchoate, direct or indirect:

                           (i) any and all Liabilities of Seller to or in respect of any employee or former employee of Seller (or any Affiliate thereof) including, without limitation, any Liability under, arising out of or relating to (A) any employment agreement, whether or not written, between Seller and any person (including, without limitation, those letters and agreements set forth on SCHEDULE 4.7(a)(v)), (B) any claim by any current or former employee, independent contractor consultant or other person with respect to any amounts of unpaid or underpaid sales commissions, (C) any collective bargaining agreement to which Seller is a party or by which it is bound ("COLLECTIVE BARGAINING Agreement"), (D) any claim of unfair labor practice or worker's compensation law or regulation or under any federal or state employment discrimination law or regulation, the basis for which shall have arisen on or prior to the Closing Date and (E) any Employee Plan;

                           (ii) any and all Liabilities of Seller arising from any injury to or death of any person or damage to or destruction of any property, whether based on negligence, breach of warranty, strict liability, enterprise liability or any other legal or equitable theory arising from defects in products manufactured or from services performed by or on behalf of Seller or any other person or entity on or prior to the Closing Date;

                           (iii) any and all Liabilities of Seller arising out of or related to any Action against Seller or any Action which adversely affects the Lottery Assets and which shall have been asserted on or prior to the Closing Date or the basis of which shall have arisen on or prior to the Closing Date;

                           (iv) any and all Liabilities of Seller with respect to any Tax;

                           (v) any and all Liabilities of Seller arising out of, resulting from or relating to the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, (including, without limitation,

         (A) any and all Liabilities of Seller pursuant to Article IX hereof and
         (B) any and all Liabilities of Seller arising out of its failure to perform its covenants and agreements contained herein or incurred by it in connection with the consummation of the transactions contemplated hereby);

                           (vi) any and all Liabilities of Seller arising out of, resulting from or relating to any Former Facility;

                           (vii) any and all Liabilities of Seller for Environmental Claims arising out of, resulting from or relating to acts or omissions of Seller prior to the Closing (including, without limitation, with respect to the Facilities);

                           (viii) any and all Liabilities of Seller arising out of, resulting from or relating to acts or omissions of Seller after the Closing;

                           (ix) all expenses of Seller (including, without limitation, all fees and expenses of its attorneys and other Representatives and all fees, costs and expenses agreed to be paid by Seller under Section 10.11(a)) incurred in connection with this Agreement and the transactions contemplated hereby;

                           (x) all brokerage fees, finder's fees and similar fees payable by Seller in connection with this Agreement and the transactions contemplated hereby;

                           (xi) any and all Liabilities of Seller under, arising out of or relating to those Contracts, Leases, Permits and other commitments not assumed by Buyer pursuant to Section 2.3(a);

                           (xii) any and all Liabilities of Seller arising out of or relating to the Retained Assets;

                           (xiii) any and all Liabilities of Seller set forth on part (b) of SCHEDULE 2.3;

                           (xiv) any and all Liabilities of Seller arising as a result of or relating to violations of law;

                           (xv) any and all Liabilities of Seller to any Affiliate of Seller; and

                           (xvi) any and all Liabilities for liquidated damages, assessments or similar penalties under the Contracts based on Seller's actions or omissions prior to the Closing.

The Liabilities excluded from Assumed Liabilities pursuant to this Section 2.3(b) are referred to herein as the "EXCLUDED LIABILITIES."

         2.4      PRE AND POST CLOSING ADJUSTMENTS.

                  (a) PRE CLOSING BALANCE SHEET. Not later than five (5) days prior to the Closing Date, Seller shall deliver to Buyer an Interim Balance Sheet dated no earlier than thirty (30) days before the Closing Date (the "PRE-CLOSING BALANCE SHEET") which shall be prepared in accordance with the last sentence of Section 6.5 of this Agreement and shall include a calculation of the Pre-Closing Value. If the Pre-Closing Value is less than Five Million Dollars ($5,000,000.00), the Current Price Component shall be reduced by such shortfall, if any.

                  (b)      POST CLOSING BALANCE SHEET. On or prior to thirty
(30) days after the Closing Date, Seller shall prepare and deliver to Buyer an Interim Balance Sheet of Seller dated as of the Closing Date (the "FINAL BALANCE SHEET"), which Final Balance Sheet shall be prepared in accordance with the last sentence of Section 6.5 of this Agreement and shall include a calculation of the Closing Value. The components of the calculation of the Closing Value shall be audited by Rothstein, Kass & Co., P.C. at the expense of Buyer and Seller, shared equally, and shall include such firm's unqualified report thereon. Seller shall provide such firm with full access to the records of Seller, and to the workpapers of Seller and its accountants, to the extent necessary for such audit of the calculation of the Closing Value.

         In preparing the Pre-Closing Balance Sheet and the Final Balance Sheet:
(i) all known accounting entries (including, without limitation, all liabilities and accruals), regardless of amount, shall be taken into account, and all identified errors and omissions shall be corrected and all adjustments made, and
(ii) the aggregate reserves and provisions (whether or not denominated as reserves) reflected in the Pre-Closing Balance Sheet and the Final Balance Sheet shall be adequate, and reasonable for their purposes, and shall be determined in accordance with generally accepted accounting principles and consistent with past practices.

                  (c) DISPUTED CLOSING VALUE. If Buyer shall disagree with the Closing Value, it shall notify the Seller of such and the disagreement in writing specifying the particulars of such disagreement within ten (10) business days after Buyer's receipt of the Final Balance Sheet.

                  (d) RESOLUTION OF DISPUTED CLOSING VALUE. Buyer and Seller shall use their reasonable efforts for a period of twenty (20) calendar days after the delivery of the notice referred to in Section 2.4(c) above (or such longer period as Buyer and Seller shall mutually agree upon) to resolve any disagreement raised by Buyer with respect to the calculation of the Closing Value. If, at the end of such period, Buyer and Seller are unable to resolve all such disagreements, a nationally recognized accounting firm, selected by the mutual agreement of Buyer and Seller (the "AUDITOR") shall resolve any remaining disagreements. The Auditor, acting as an expert and not as an arbitrator, shall determine whether the Closing Value was derived in accordance with the standards set forth in Section 2.4(b) hereof. The determination of the Auditor shall be final, binding and conclusive on the parties. Buyer and Seller shall use their reasonable efforts to cause the Auditors to make its determination within twenty
(20) calendar days of accepting its selection. The fees and expenses of the Auditor shall be borne by Buyer and Seller equally.

                  (e) CALCULATION AND PAYMENT OF ADJUSTMENT AMOUNT. Within five (5) business days of the determination of the Closing Value, whether by an Auditor pursuant to Section 2.4(d) hereof or otherwise (the "DETERMINATION DATE"), the Adjustment Amount shall be paid as follows: if the Adjustment Amount is calculated (i) in accordance with clause (a) of the definition thereof, Seller shall pay to Buyer on the Determination Date an amount equal to the Adjustment Amount by transferring immediately available funds by wire transfer to an account designated by the Buyer on the Determination Date or (ii) in accordance with clause (b),) of the definition thereof, Buyer shall pay to Seller on the Determination Date an amount equal to the Adjustment Amount by transferring by immediately available funds by wire transfer to the account designated on SCHEDULE 2.1(b) (or such other account as may be designated by Seller in writing at least one business day prior to the date of payment). The Purchase Price shall be adjusted by the Adjustment Amount.

         2.5 OTHER CLOSING MATTERS. Each of the parties shall take such other actions required hereby to be performed by it prior to or on the Closing Date, and will exercise commercially reasonable best efforts to satisfy the conditions to closing set forth in Articles VII and VIII of this Agreement. Seller shall take all additional reasonable steps as may be necessary or desirable to ensure that Buyer is given possession of the Lottery Assets, operational control of and the ability to operate the Business as of the Closing Date.


                                   ARTICLE III

                                     CLOSING

         3.1 CLOSING. Upon the terms and conditions set forth herein, and subject to Section 10.1, the closing (the "Closing") of the transactions contemplated herein shall occur at 9:00 a.m. local time within five (5) business days of receipt of shareholder approval as required by Section 7.5 hereof (the "Closing Date"), or such other date and/or time as mutually agreed by the parties hereto, at the offices of Taft, Stettinius & Hollister LLP, 425 Walnut Street, Suite 1800, Cincinnati, OH 45202-3957.

         3.2 DELIVERIES AT CLOSING. To effect the sale and purchase of the Lottery Assets referred to in Section 2.1 and the delivery of the Purchase Price referred to in Section 2.1(b), Seller and Buyer shall, on the Closing Date, deliver the following:

                  (a) INSTRUMENTS OF POSSESSION. At the Closing, Seller will execute and deliver to Buyer:

                           (i) a bill of sale and assignment, in the form attached hereto as EXHIBIT D, conveying in the aggregate all of Seller's Fixtures and Equipment and other personal property included in the Lottery Assets;

                           (ii) an assignment and assumption agreement, in the form attached hereto as EXHIBIT E;

                           (iii) an assignment agreement conveying the Proprietary Rights, in the form attached hereto as EXHIBIT F;

                           (iv) such other bills of sale, endorsements, assignments and other good and sufficient instruments of sale, conveyance, transfer and assignment, in form and substance reasonably satisfactory to Buyer, with respect to the Lottery Assets, as reasonably requested by Buyer, sufficient to vest in Buyer title in and to the Lottery Assets in accordance with the provisions hereof.

                  (b) ASSUMPTION AGREEMENT. Upon the terms and subject to the conditions contained herein, Buyer shall deliver to Seller an instrument of assumption substantially in the form attached hereto as EXHIBIT E evidencing Buyer's assumption, pursuant to Section 2.3, of the Assumed Liabilities.

                  (c) CONSENTS. Subject to Section 3.3 hereof, Seller shall deliver to Buyer all consents of, or all notifications to, third parties that are required to be obtained for (i) the transfer of the Lottery Assets to Buyer in accordance with the terms of this Agreement and (ii) the consummation of the transactions contemplated herein.

                  (d) PURCHASE PRICE. Buyer shall pay to Seller the Current Price Component pursuant to Section 2.1(c).

                  (e)      DOCUMENTS; CERTIFICATES. At the Closing:

                           (i)      Seller shall deliver to Buyer:

                                    (A)      a certificate executed by the
                           Secretary or an Assistant Secretary of Seller certifying as of the Closing Date (w) a true and correct copy of the Articles of Incorporation of Seller, (x) a true and correct copy of the Bylaws of Seller (y) a true and correct copy of the resolutions of the Board of Directors and the Shareholders of Seller authorizing the execution, delivery and performance of this Agreement by Seller and the consummation of the transactions contemplated hereby and (z) incumbency matters;

                                    (B)      (i) a certificate executed by the
                           President and the Chief Financial Officer of Seller certifying that, as of the Closing Date, the conditions set forth in Sections 8.1, 8.2, 8.3, 8.4, 8.5, 8.7, 8.8, 8.9 and 8.10 with respect to Seller, as applicable, have been satisfied and (ii) such other certificates of the officers of Seller and others to evidence compliance with the conditions set forth in Article VIII as may be reasonably requested by Buyer;

                                    (C)      a copy of the Articles of
                           Incorporation of Seller and all amendments thereto, certified as of a recent date by the Secretary of State of Nevada;

                                    (D)      a certificate of the appropriate
                           Secretary of State certifying the good standing of Seller in (I) Nevada, and (II) all other states where Seller is required to be qualified to do business in order to conduct the Business;

                                    (E)      physical possession of all Books
                           and Records to be transferred, tangible Lottery Assets, Permits, policies, Contracts, plans, Leases or other instruments owned by or pertaining to Seller that are in the possession of Seller;

                           (ii)     Buyer shall deliver to Seller:

                                    (A)      a certificate executed by the
                           Secretary or an Assistant Secretary of Buyer certifying as of the Closing Date (w) a true and correct copy of the Articles of Incorporation of Buyer, (x) a true and correct copy of the Code of Regulations of Buyer, (y) a true and correct copy of the resolutions of the Board of Directors of Buyer authorizing the execution, delivery and performance of this Agreement by Buyer and the consummation of the transactions contemplated hereby and (z) incumbency matters;

                                    (B)      a certificate executed by an
                           officer of Buyer certifying that, as of the Closing Date, the conditions set forth in Sections 7.1 and
                           7.2 have been satisfied;

                                    (C)      a copy of the Articles of
                           Incorporation of Buyer and all amendments thereto, certified as of a recent date by the Secretary of State of the State of Ohio; and

                                    (D)      a certificate of the Secretary of
                           State of the State of Ohio certifying as of a recent date the good standing of Buyer in Ohio;

                           (iii) Each of the parties shall deliver such documents, certificates, opinions of counsel and other items described or contemplated in Articles VII and VIII.

         3.3 CONSENT TO ASSIGNMENT. Notwithstanding anything in this Agreement to the contrary, neither this Agreement nor the consummation of the transactions contemplated hereby shall constitute an agreement to assign or an assignment of any Lease, Contract or Permit or any claim or right or any benefit arising thereunder or resulting therefrom if any attempted assignment thereof, without the consent of a third party thereto or any governmental authority or agency, would constitute a breach thereof or in any way adversely affect the respective rights or obligations of Buyer or Seller thereunder, and if such consent has not been obtained. If any such consent is not obtained, or if an attempted assignment thereof would be ineffective or would adversely affect the respective rights or obligations of Buyer or Seller thereunder (and, accordingly, such Lease, Contract or permit is excluded from the sale on the Closing Date to Buyer pursuant to Section 2.3(b)), and if the transactions contemplated by this Agreement are nonetheless consummated on the Closing Date, Seller shall use its reasonable best efforts (i) to provide to Buyer the benefits under any such Lease, Contract or Permit (including, without limitation, enforcement for the benefit of Buyer of any and all rights of Seller against a third party thereto arising out of the breach or cancellation by such third party or otherwise) as if such Lease, Contract or permit (each of which are set forth on SCHEDULE 3.3) had been assigned to Buyer and (ii) to obtain as soon as practicable the consent or approval of any such third party or government agency to the assignment of such Lease, Contract or Permit and to transfer such Lease, Contract or Permit to Buyer. Any transfer or assignment to Buyer of any property or property rights or any Lease, Contract or Permit that shall require the consent or approval of any third party or governmental agency shall be made subject to such consent or approval being obtained.
Nothing in this Section 3.3 shall affect Buyer's rights under this Agreement with respect to the failure of Seller to obtain all of the consents and approvals Seller is required to obtain hereunder and to transfer to Buyer all of the Lottery Assets (other than the Retained Assets).

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES
                                    OF SELLER

         As an inducement to Buyer to enter into this Agreement, Seller hereby makes, as of the date hereof and as of the Closing Date, the following representations and warranties to Buyer, except as otherwise set forth in a written disclosure schedule (the "DISCLOSURE SCHEDULE") delivered by Seller to Buyer prior to the date hereof, a copy of which is attached hereto, which contains schedules numbered to correspond to various sections of this Article IV and which sets forth certain exceptions to the representations and warranties contained in this Article IV and certain other information called for by this Agreement. Unless otherwise specified, (1) each reference in this Agreement to any numbered schedule is a reference to that numbered schedule which is included in the Disclosure Schedule and (2) no disclosure made in any particular numbered schedule of the Disclosure Schedule shall be deemed made in any other numbered schedule of the Disclosure Schedule unless expressly made therein (by cross-reference or otherwise).

         4.1      ORGANIZATION OF SELLER.

                  (a) ORGANIZATION. Seller is duly organized, validly existing and in good standing under the laws of the State of Nevada has full corporate power and authority to conduct its business as it is presently being conducted and to own and lease the Lottery Assets. Seller is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which such qualification is necessary under the applicable law as a result of the conduct of its Business or the ownership of its properties except where the failure to be so qualified and in good standing would not have a Material Adverse Effect on the Business and/or the Lottery Assets. Each jurisdiction in which Seller is qualified to do business as a foreign corporation in order to conduct the Business is listed on SCHEDULE 4.2. Seller has delivered to Buyer true, correct and complete copies of the Articles of Incorporation and Bylaws of Seller (in each case, as amended to date). Seller is not in default under or in violation of any provision of its Articles of Incorporation or Bylaws.

                  (b) SUBSIDIARIES. Seller has no subsidiaries that engage in, conduct or relate to the conduct of the Business. Seller has no direct or indirect stock or other equity or ownership interest (whether controlling or not) in any corporation, association, partnership, joint venture or other entity that engages in, conducts or relates to the conduct of the Business.

         4.2 CAPITALIZATION. The authorized capital stock of the Seller consists of 13,333,334 shares of Common Stock, of which 4,131,066 shares are issued and outstanding, and 2,000,000 shares of Preferred Stock, of which no shares are issued and outstanding. All such outstanding shares have been duly and validly issued, are fully paid and non-assessable and were issued and sold pursuant to, and within the limitations contained in, appropriate and effective permits and consents of each governmental authority from whom any permit or consent is required.

         4.3 AUTHORIZATION. Seller has full corporate power, capacity and authority to, and has taken all action necessary to, execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform its obligations hereunder, and no other proceedings on the part of Seller are necessary to authorize this Agreement and the transactions contemplated hereby with the exception of Approval of Seller's shareholders in accordance with
Section 6.4 of this Agreement. This Agreement has been duly executed and delivered by Seller and is a legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms, except as the enforceability thereof may be limited by (a) applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or similar laws in effect which affect the enforcement of creditors rights generally or (b) general principles of equity, whether considered in a proceeding at law or in equity. Each Ancillary Agreement or other agreement or instrument which has been or shall be entered into or executed and delivered by Seller in connection with the transactions contemplated hereby has been (or will be) duly authorized, executed and delivered by Seller and is (or will be when authorized, executed and delivered) a legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms, except as the enforceability thereof may be limited by (a) applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or similar laws in effect which affect the enforcement of creditors rights generally or (b) general principles of equity, whether considered in a proceeding at law or in equity.

         4.4 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since the Balance Sheet Date, (x) the Business has been operated in the ordinary course of business, consistent with past practice, (y) there has been no Material Adverse

Change in or with respect to the Business or the Lottery Assets and (z) there has been, to the knowledge of Seller, no threatened Material Adverse Change in or with respect to the Business or the Lottery Assets. Without limiting the generality of the foregoing, since the Balance Sheet Date, Seller has not made or suffered any:

                  (a) (i) sale, assignment, lease or transfer of any of the Lottery Assets, material singly or in the aggregate, other than in the ordinary course of Seller's business, consistent with past practice, to persons who are not Affiliates of Seller for fair consideration or (ii) mortgage, pledge or other Encumbrance of any Lottery Asset, except Permitted Encumbrances;

                  (b) cancellation, termination, amendment, modification or waiver of any Contract to which Seller is a party and which relates to the Lottery Assets or the Business, or by which the Business or any of the Lottery Assets are bound (excluding open purchase orders, or groups of related open purchase orders, of less than Ten Thousand Dollars ($10,000), singly or in the aggregate), which cancellation, termination, amendment, modification or waiver has resulted, or is reasonably likely to result, in a Material Adverse Effect on Seller, the Business or the Lottery Assets;

                  (c) (i) increase in the compensation payable or to become payable by Seller to any of its directors or officers which would have a Material Adverse Effect on the Lottery Assets or the Business, (ii) increase in the base compensation payable or to become payable to any Personnel of Seller (other than directors or officers) which would have a Material Adverse Effect on the Lottery Assets or the Business, (iii) increase in the sales commission rate payable or to become payable to any Personnel of Seller (other than directors or officers) relating to the Business, (iv) loan, bonus, incentive compensation (excluding sales commissions), service award or other like benefit granted, made or accrued, contingently or otherwise, to or for the benefit of any of the Personnel which would have a Material Adverse Effect on the Lottery Assets or the Business, except pursuant to the existing plans and arrangements described in SCHEDULE 4.19, (v) employee welfare, pension, retirement, profit-sharing or similar payment or arrangement made or agreed to by Seller to any of the Personnel except pursuant to the existing plans and arrangements described in
SCHEDULE 4.19, (vi) new employment or consulting agreement to which Seller is a party or any written or oral termination, cancellation or amendment thereof (except with respect to employees at will without a written agreement) which would have a Material Adverse Effect on the Lottery Assets or the Business,
(vii) collective bargaining agreement or any termination or amendment thereof or
(viii) with respect to any stockholder or other Affiliate of Seller, any payment or distribution or other like benefit granted, made or accrued, contingently or otherwise which would have a Material Adverse Effect on the Lottery Assets or the Business;

                  (d) addition to or modification of the employee benefit plans, arrangements or practices described in SCHEDULE 4.19 affecting any of the Personnel other than (i) contributions made in the ordinary course of business, consistent with past practice, or (ii) the extension of coverage to any of the Personnel who became eligible after the Balance Sheet Date;

                  (e) capital expenditure or commitment to make any capital expenditure or execution of any Lease or any incurring of Liability therefor by Seller relating to the Business or the Lottery Assets which would have a Material Adverse Effect on the Lottery Assets or the Business;

                  (f) failure of Seller to carry on the Business diligently in the ordinary course and to use its reasonable best efforts to preserve the Business intact, to keep available the services of its Personnel, and to preserve the goodwill of its suppliers, customers, distributors and others having business relations with it, including, without limitation, any failure of Seller to pay such suppliers or others in a timely fashion;

                  (g) change in accounting methods, principles or practices by Seller, including, without limitation, any change in the application or interpretation of GAAP which would have a Material Adverse Effect on the Lottery Assets or the Business;

                  (h) damage, destruction or loss (whether or not covered by insurance) that has had, or may reasonably be expected to have, an adverse effect on the Business or the Lottery Assets that exceeds Ten Thousand Dollars ($10,000) in any one instance;

                  (i) declaration, setting aside for payment or payment of dividends or distributions in respect of any equity security of Seller that involves or relates to the Lottery Assets or any redemption, purchase or other acquisition of any of Seller's equity securities that involves or relates to the Lottery Assets, or any bonus, fee or other payment or any other transfer of Lottery Assets to or on behalf of any stockholder, any Affiliate of Seller or any Affiliate of any stockholder, including, but not limited to, any payment of principal of or interest on any debt owed to any such stockholder or Affiliate that involves or relates to the Lottery Assets;

                  (j) indebtedness incurred for borrowed money or entry into any commitment to borrow money, any loans made or agreed to be made by Seller, or indebtedness guaranteed by Seller that involves or relates to the Lottery Assets;

                  (k) change in or amendment of Seller's Articles of Incorporation or Bylaws in a manner that affects the Lottery Assets or the Business, or adversely affects Seller's ability to transfer the Lottery Assets as required by this Agreement;

                  (l) acquisition (by merger, consolidation, acquisition of assets, stock or other securities or otherwise) of, capital investment in, loan or advance to, agreement to loan or advance to or guarantee of indebtedness for borrowed money of (i) any person or (ii) any portion of the assets of any person that constitutes a division or operating unit of such person in a manner that affects the Lottery Assets or the Business, or adversely affects Seller's ability to transfer the Lottery Assets as required by this Agreement;

                  (m) revaluation of any of the Lottery Assets, including, without limitation, any writeoff of notes or accounts receivable or any increase in any reserve, other than in the ordinary course of business, consistent with past practice, but in no event exceeding Ten Thousand Dollars ($10,000) individually or Twenty-Five Thousand Dollars ($25,000) in the aggregate (such amounts to be calculated without netting any decrease);

                  (n) cancellation, waiver or release of any right or claim (or series of related rights or claims) relating to the Business, other than as set forth in (o), involving in excess of Ten Thousand Dollars ($10,000) individually or Twenty-Five Thousand Dollars ($25,000) in the aggregate or other than in the ordinary course of business, consistent with past practice; or

                  (o) failure to pay or satisfy when due any Liability of Seller, except where such failure would not have a Material Adverse Effect on the Lottery Assets or the Business; or

                  (p) an agreement (either written or oral) by Seller or any of the Personnel to do any of the foregoing.

         4.5      TITLE TO LOTTERY ASSETS; ABSENCE OF LIENS AND ENCUMBRANCES,
ETC.

                  (a) GENERAL. The Lottery Assets constitute all of the assets used by Seller, or in which Seller has any interest and which could be used by Seller in the conduct of the Business. Each such Lottery Asset has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear) and is otherwise of a quality useable in the ordinary course of the Business and is suitable for the purposes for which it presently is used.

                  (b) REAL PROPERTY. Seller does not own or hold (directly or indirectly, beneficially or otherwise) title to any real property relating to or used in the Business. Seller does not hold any option, right of first refusal or similar right to purchase any parcel of real property or any portion thereof or interest therein relating to or used in the Business.

                  Part (b) of SCHEDULE 4.5 sets forth all real property and Facilities leased by Seller (as lessee) and relating to or used in the Business. Such leases constitute all leases, subleases or other occupancy agreements pursuant to which Seller occupies or uses real property and/or Facilities. Seller has good and valid leasehold title to, and enjoys peaceful and undisturbed possession of, all leased property described in such leases (the "LEASED PROPERTY"), free and clear of any and all Encumbrances other than any Permitted Encumbrances not in violation of the terms of the lease therefor. With respect to each such lease, (x) to the knowledge of Seller, there are no pending or threatened condemnation proceedings relating to the Leased Property or any pending or threatened Actions relating to the Leased Property, (y) neither Seller nor, to the knowledge of Seller, any third party, has entered into any sublease, license, option, right, concession or other agreement or arrangement, written or oral, granting to any person the right to use or occupy such Leased Property or any portion thereof or interest therein; and (z) Seller has not received notice of any pending or threatened special assessment relating to the Leased Property or otherwise has any knowledge of any such pending or threatened special assessment.

                  (c) PERSONAL PROPERTY. Part (c) of SCHEDULE 4.5 identifies all Inventory (including Raw Materials Inventory), Fixtures and Equipment, vehicles, and other similar Lottery Assets owned or leased by Seller as of __________, 2000. Seller has good and marketable title to all such personal property owned by it, free and clear of any and all Encumbrances other than

Permitted Encumbrances. Seller has good and valid leasehold title to all of the Inventory, Fixtures and Equipment, vehicles and other Lottery Assets leased by it from third parties, free and clear of any and all Encumbrances other than Permitted Encumbrances not in violation of the terms of the lease therefor.

                  (d) INVENTORIES. Part (d) of SCHEDULE 4.5 contains a complete and accurate list of all of the addresses at which any substantial portion of the Inventory of Seller is located. The values at which the Inventory is shown in the Financial Statements, including on the Balance Sheet , any Interim Balance Sheet, and the Final Balance Sheet have been determined in accordance with the normal valuation policy of Seller, and in accordance with GAAP, each consistently applied throughout the periods covered by the Financial Statements. The Inventory (and items of Inventory acquired or manufactured subsequent to the Balance Sheet Date) consists, and will as of the Closing Date consist, only of items of a quality and type commercially usable in the ordinary course of the Business consistent with the values shown on the Final Balance Sheet, and the present quantities of all Inventory are reasonable in the present circumstances of the Business.

                  (e) UPDATE. Prior to the Closing, SCHEDULE 4.5 will be updated as of the last day of the last full calendar month ending at least two weeks before the Closing Date or if ending less than two weeks prior to the Closing Date, the last full preceding calendar month before the Closing Date.

         4.6 LEASES. Seller has delivered to Buyer true and correct copies of the Leases, all of which are as set forth on part (b) of SCHEDULE 4.5 and
SCHEDULE 4.6. Parts (b) and (c) of SCHEDULE 4.5 and on SCHEDULE 4.6 indicate with respect to each Lease a general description of the leased items, term, annual rent, renewal options and number of square feet leased, as applicable. With respect to each such Lease, (a) the Lease is valid and binding and is enforceable in accordance with its terms and is in full force and effect; (b) the Lease will continue to be valid and binding and enforceable and in full force and effect on identical terms immediately after consummation of the Closing; (c) (i) Seller is not in material breach or default under any Lease,
(ii) to the knowledge of Seller, no other party to any such Lease is in material breach or default thereunder, (iii) to the knowledge of Seller, no event has occurred which, with notice or lapse of time or both, could constitute a material breach or default or permit termination, modification or acceleration thereunder and (iv) the execution, delivery and performance of this Agreement and any Ancillary Agreement and the consummation of the transactions contemplated hereby and thereby will not cause a material default under any such lease; and (d) Seller has not assigned, transferred, conveyed, mortgaged or encumbered any interest therein or in any leased property subject thereto (or any portion thereof); and (e) to the best knowledge of Seller, there are no pending or threatened condemnation proceedings or actions relating to such leased property subject thereto (or any portion thereof). Seller has not received written notice of any default by Seller under any lease to which it is a party.

         4.7      CONTRACTS AND COMMITMENTS.

                  (a) SCHEDULE 4.7 sets forth a complete and accurate list of all Contracts in the following categories:

                           (i) (A) each lottery Contract with any entity, and (B) each other Contract (or group of related Contracts) for the furnishing of goods or services by Seller involving annual revenues of more than Ten Thousand Dollars ($10,000) to Seller, excluding open purchase orders, or groups of related open purchase orders, from customers of less than Ten Thousand Dollars ($10,000), singly or in the aggregate;

                           (ii)     each Contract (or group of related
         Contracts) concerning a partnership or joint venture with, or any other investment in (whether through the acquisition of an equity interest, the making of a loan or advance or otherwise), any other person;

                           (iii)    each Contract (or group of related
         Contracts) (A) under which Seller has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) indebtedness for borrowed money, (B) constituting capitalized lease obligations, (C) under which it has granted (or may grant) a security interest or lien on any of the Lottery Assets or (D) under which Seller has incurred any obligations for any performance bond, payment bond, bid bond, surety bond, letter of credit, guarantee of similar instrument;

                           (iv)     each Contract (or group of related
         Contracts) concerning confidentiality regarding Seller's Proprietary Rights;

                           (v)      each Contract (or group of related
         Contracts) with any of the Personnel (or any member of any such person's immediate family) or any Affiliate of Seller (or, in the event any such Affiliate is a natural person, any member of any such Affiliate's immediate family), including, without limitation, Contracts
         (A) to employ or terminate executive officers or other Personnel and other contracts with present or former officers, directors or stockholders of Seller or (B) that will result in the payment by, or the creation of any commitment or obligation (absolute or contingent, matured or unmatured) to pay on behalf of Seller or any Affiliate of Seller any severance, termination, "golden parachute" or other similar payments to any present or former Personnel following termination of employment or otherwise as a result of the consummation of the transactions contemplated hereby;

                           (vi)     each Contract (or group of related
         Contracts) under which the consequences of a default or termination could have a Material Adverse Effect on the Business;

                           (vii)    each Contract (or group of related
         Contracts), including, without limitation, open purchase orders or groups of related open purchase orders, for the purchase or sale of raw materials, commodities, supplies, products or other property providing for payments in excess of Ten Thousand Dollars ($10,000) over the life of such Contract (or group of related contracts);

                           (viii)   each Contract (or group of related
         Contracts), other than Contracts covered by clause (vii) above, pursuant to which Seller is required to expend more than Ten Thousand Dollars ($10,000), except for such Contracts that are cancelable on not more than 30 days' notice by Seller without penalty or increased cost;

                           (ix) each distribution, franchise, license, sales, commission, consulting, agency or advertising Contract, except for such Contracts that are cancelable on not more than 30 days' notice by Seller without penalty or increased cost;

                           (x)      each Contract (or group of related
         Contracts) containing covenants restraining or limiting the freedom of Seller or any Affiliate of Seller to engage in any line of business or compete with any person including, without limitation, by restraining or limiting the right to solicit customers;

                           (xi) each option with respect to any property, real or personal, whether Seller is the grantor or grantee thereunder;

                           (xii)    each Contract (or group of related
         Contracts) relating to commission arrangements with others;

                           (xiii)   each Contract (or group of related
         Contracts) with the United States, state or local government or any agency or department thereof;

                           (xiv) each other Contract (or group of related Contracts) not entered into by Seller in the ordinary course of business, consistent with past practice; and

                           (xv)     any other material Contract.

         Seller has delivered to Buyer a true and correct copy of each written Contract listed in SCHEDULE 4.7 and has included as part of SCHEDULE
         4.7 a brief summary of the material terms of each oral Contract.

                  (b) ABSENCE OF BREACHES OR DEFAULTS IN GENERAL. With respect to each Contract set forth on or described in SCHEDULE 4.7, (i) there is no material default by any party to any Contract and the execution, delivery and performance of this Agreement and any Ancillary Agreement and the consummation of the transactions contemplated hereby and thereby, [if the notifications and/or consents required to be delivered or obtained (which are set forth in SCHEDULE 4.7(b) are delivered or obtained,] will not cause a material default thereunder; (ii) such Contract is valid and binding, is in full force and effect and is enforceable against the Seller and, to Seller's knowledge, against the other parties thereto, in accordance with its terms, except as the enforceability thereof may be limited by (A) applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or similar laws in effect which affect the enforcement of creditors rights generally or (B) general principles of equity, whether considered in a proceeding at law or in equity; (iii) no action has been taken by Seller and no event has occurred which, with notice, lapse of time and/or the occurrence or existence of any other event or condition, would permit termination, cancellation, modification or acceleration by a party thereto other than Seller under any such Contract; and (iv) no party has repudiated in writing any term thereof or threatened in writing to terminate, cancel or not renew any material Contract. Without limiting the foregoing, all U.S. currency bill acceptors contained in equipment deployed by Seller under the Contracts have been upgraded or replaced as necessary to enable them to accept all currently known forms of U.S. paper currency (bills) in denominations of one, five, ten and twenty dollars ($1, $5, $10 and $20).

         4.8 PERMITS. Seller has all Permits required for the conduct of the Business as now being conducted. All such Permits are valid and in full force and effect and are listed on SCHEDULE 4.8. Seller has not violated and is in compliance in all material respects with all such Permits. Seller has not received any notice to the effect that, or otherwise has any knowledge that, (a) Seller is not currently in compliance with, or that it is in violation of, any such Permits or (b) any currently existing circumstances are likely to result in a failure of Seller to comply with, or in a violation by Seller of, any such Permits. No representation or warranty is made in this Section 4.8 with respect to the matters covered in Section 4.24.

         4.9 NO CONFLICT OR VIOLATION. Except as set forth on SCHEDULE 4.9, neither the execution, delivery and performance of this Agreement and any Ancillary Agreement, nor the consummation of the transactions contemplated hereby and thereby, by Seller will result in (a) a violation of or a conflict with any provision of the Articles of Incorporation or Bylaws of Seller, (b) a breach of, or a default under, or the creation of any right of any party to accelerate, modify, terminate or cancel, any term or provision of any Contract, indebtedness, Lease, Encumbrance, Permit, authorization or concession to which any of Seller is a party or by which any of the Lottery Assets are bound, which breach, default or creation of any such right would have a Material Adverse Effect on Seller or the Business, (c) a violation by Seller of any statute, rule, regulation, ordinance, code, order, judgment, writ, injunction, decree or award applicable to Seller, (d) an impairment of any material right of Seller under any Contract to which Seller is a party or by which the Lottery Assets are bound or under any Permit relating to the operation of the Business, (e) Seller being required to obtain any consent, waiver or approval or authorization of, or deliver any notice to, any person or entity (other than any governmental or regulatory authority) or (f) an imposition of any Encumbrance, restriction or charge on any of the Lottery Assets or the Business.

         4.10     GOVERNMENTAL CONSENTS AND APPROVALS. Except as set forth on
SCHEDULE 4.10, no consent, waiver, agreement, approval, Permit or authorization of, or declaration, filing, notice or registration to or with, any federal, state, local or foreign governmental or regulatory authority, agency, department, body or instrumentality is required to be made or obtained by Seller in connection with the execution, delivery and performance of this Agreement and any Ancillary Agreement and the consummation of the transactions contemplated hereby and thereby other than those consents, waivers, agreements, approvals, authorizations, declarations, filings, notices or registrations, that have been, or will be prior to the Closing Date, obtained, made or waived.

         4.11 FINANCIAL STATEMENTS, ETC. Seller has heretofore delivered to Buyer the Interim Financial Statements and will deliver as soon as practicable and without unreasonable delay, and in no case less than four (4) days before the Closing Date, the Audited Financial Statements and the Corporate Audited Financial Statements. The Financial Statements and the Corporate Audited Financial Statements (i) are in accordance with the Books and Records and other historical financial and accounting records of Seller, (ii) have been prepared in accordance with GAAP, consistently applied throughout the periods covered thereby, and (iii) present fairly and accurately the assets, liabilities (including, without limitation, all reserves) and financial position of Seller as of the respective dates thereof and the results of operations, stockholders' equity and cash flows for the periods covered thereby. The accounting and financial records of Seller have been prepared and maintained in accordance with GAAP, consistently applied throughout the periods indicated. Seller maintains systems of internal accounting controls sufficient to provide reasonable assurance that (w) transactions are executed in accordance with management's general or specific authorizations, (x) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (y) access to Lottery Assets is permitted only in accordance with management's general or specific authorization and (z) the recorded accountability for Lottery Assets is compared with the existing Lottery Assets at reasonable intervals and appropriate action is taken with respect to any differences.

         4.12 BOOKS AND RECORDS. Seller has made and kept Books and Records and accounts, which, in reasonable detail, accurately and fairly reflect the activities of Seller in all material respects in connection with the Business.

         4.13 LITIGATION. Except as set forth on SCHEDULE 4.13, there is no unresolved allegation or charge, and there is no action, order, writ, injunction, judgment or decree outstanding or any claim, suit, litigation, proceeding, labor dispute, arbitration, governmental audit or investigation (collectively, "ACTIONS") pending or, to the best of Seller's knowledge, threatened or anticipated (a) against, related to or affecting (i) Seller, the Business or the Lottery Assets, (ii) any officers or directors of Seller, as such, (iii) any stockholder of Seller, as such, or (iv) other than routine claims for benefits, any Employee Plan or any trust or funding instrument, fiduciary or administrator thereof; (b) relating to the transactions contemplated hereby; (c) that involve the allegation of criminal liability; or
(d) in which Seller is a plaintiff, including, without limitation, any derivative suits brought by or on behalf of Seller, and Seller is not aware of any basis for any claim that might result in any Action. Seller is not in default with respect to any Action and there are no unsatisfied judgments or awards against Seller or the Business or Lottery Assets. None of the Actions set forth on SCHEDULE 4.13, if adversely determined, would have a Material Adverse Effect on the Business or the Lottery Assets.

         4.14 LABOR MATTERS. Seller is not a party to, nor a participant in any negotiation of any labor agreement with respect to its employees of the Business with any labor organization, union, group or association and there are no employee unions (nor any other similar labor or employee organizations) under local statutes, custom or practice. In the past five years, Seller has not experienced any attempt by organized labor or its representatives to make Seller conform to demands of organized labor relating to its employees or to enter into a binding agreement with organized labor that would cover the employees of Seller. There is no labor strike, slow-down or other work stoppage or labor disturbance pending or, to the best of Seller's knowledge, threatened against Seller nor, to the best of Seller's knowledge, is any grievance currently being threatened or asserted, and in the past five years Seller has not experienced a strike, slow-down or other work stoppage or other labor disturbance or difficulty. Seller is in compliance in all material respects with all applicable laws respecting employment practices, employee documentation, terms and conditions of employment and wages and hours and is not and has not engaged in any unfair labor practice. There is no unfair labor practice charge or complaint against Seller pending before or, to the best knowledge of Seller, threatened by the National Labor Relations Board or any other domestic or foreign governmental agency arising out of conduct of its business, and there are no facts or information which would give rise thereto.

         4.15 LIABILITIES. With respect to the Lottery Assets or the Business, Seller has no Liabilities of any nature (whether known or unknown, absolute or contingent, liquidated or unliquidated, due or to become due, accrued or unaccrued, matured or unmatured) and there is no basis for any present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim or demand against Seller giving rise to any such Liability other than (a) Liabilities which are reflected and reserved against on the Balance Sheet and on any Interim Balance Sheet which have not been paid or discharged since the date thereof, (b) Liabilities arising under any Contracts, Leases, Permits, and other commitments described in the Disclosure Schedule (and under those Contracts, Leases, Permits and other commitments which are not required to be disclosed on the Disclosure Schedule), and (c) Liabilities incurred since the Balance Sheet Date in the ordinary course of Seller's business, consistent with past practice (none of which relates to any breach of Contract, breach of warranty, tort, infringement or violation of law or which arose out of any Action). None of the Liabilities described in clause (c) of the preceding sentence has or would have, individually or in the aggregate, a Material Adverse Effect on the Lottery Assets or the Business. The reserves set forth on the Balance Sheet and on any Interim Balance Sheet for Liabilities are reasonable. SCHEDULE 4.15 sets forth a complete list of all trade payables, accounts payable and other similar liabilities relating to the Business.

         4.16 COMPLIANCE WITH LAW. Seller has not violated and is in compliance with all applicable laws, statutes, ordinances, regulations, rules and orders of any federal, state, local or foreign government and any federal, state, local or foreign court or other governmental or regulatory authority, agency, department, body or instrumentality, and any judgment, decision, decree or order of any court or governmental or regulatory authority, agency, department, body or instrumentality, relating to the Lottery Assets or the Business, except to the extent that such violation or failure to comply is reasonably likely to result in losses, liabilities, obligations, damages, costs or expenses (including, without limitation, fines and penalties) of less than $5,000, singly or in the aggregate. Without limiting the generality of the foregoing, Seller (a) has complied with all applicable material laws relating to employee and civil rights and relating to employment opportunities, (b) filed in a timely manner all material reports and documents it has been required to file (and the information contained therein was correct and complete in all material respects) under all applicable laws, (c) has possession of all records and documents it is required to retain under all applicable laws, statutes, ordinances, regulations, rules and orders and (d) has not violated in any respect, or received a notice or charge asserting any violation of, the Sherman Act, the Clayton Act, the Robinson-Patman Act, the Federal Trade Commission Act, the Securities Act of 1933 or the Securities Exchange Act of 1934, each as amended. Seller has not received any notice to the effect that, or otherwise has any knowledge that, (y) it is not in compliance with laws, statutes, ordinances, regulations, rules and orders or (z) any currently existing circumstances are reasonably likely to result in a violation of any of the foregoing. No representation or warranty is made in this Section 4.16 with respect to compliance with laws, statutes, ordinances, regulations or rules relating to the matters covered in Sections 4.14 (Labor Matters), 4.19 (Employee Plans), 4.20 (Tax Matters) and 4.24 (Compliance with Environmental Laws).

         4.17 NO BROKERS. None of Seller nor any of its officers, directors, or Affiliates has employed or made any agreement with any broker, finder or similar agent or any person or firm which will result in the obligation of Buyer or any of its Affiliates, to pay any finder's fee, brokerage fee or commission or similar payment in connection with the transactions contemplated hereby.

         4.18 PATENTS, TRADEMARKS, ETC. All of the patents, trademarks, trade names, service marks and copyrights, and applications therefor, that are used or in which Seller has any interest and that have been used in connection with, or that relate to, the Business, products or processes of Seller (whether or not presently used in connection with the Business) (collectively, the "PROPRIETARY RIGHTS") are listed on SCHEDULE 4.18 hereto. Such patents, trademarks, trade names, service marks and copyrights and applications therefor listed on SCHEDULE 4.18 are all those used in or necessary for the conduct of the Business as it is presently being conducted. Seller owns and has the sole and exclusive right to use all items set forth on SCHEDULE 4.18 hereto, and such items are not subject to any licenses, liens, mortgages, pledges, encumbrances, claims, restrictions, or charges of any kind, including without limitation, any rights retained by Seller. Except as set forth on SCHEDULE 4.18, Seller has not been charged, nor to its best knowledge is it threatened to be charged, with infringement of, nor has it infringed, any unexpired patent, trademark, trademark registration, trade name, service mark, copyright, copyright registration or other proprietary right of any party in connection with the Business. The consummation of the transactions contemplated hereby will not alter or impair any of such rights.

         4.19     EMPLOYEE PLANS.

                  (a) DISCLOSURE: DELIVERY OF COPIES OF RELEVANT DOCUMENTS AND OTHER INFORMATION. SCHEDULE 4.19 contains a complete list of Employee Plans. True and complete copies of each of the following documents have been delivered by Seller to Buyer: (i) each Employee Plan (and, if applicable, related trust agreements, annuity contracts or other funding instruments) which covers or has covered employees of Seller (with respect to their relationship with Seller) and all amendments thereto, all summary plan descriptions, summary of material modifications (as defined in ERISA) and all written interpretations and descriptions thereof which have been distributed generally to participants therein, the number of and a general description of the level of employees covered by each Benefit Arrangement and a complete description of any Employee Plan which is not in writing, (ii) the most recent determination letter issued by the Internal Revenue Service and any opinion letter issued by the Department of Labor with respect to each Pension Plan and each voluntary employees' beneficiary association as defined under
Section 501(c)(9) of the Code (other than a Multiemployer Plan) which covers or has covered employees of Seller (with respect to their relationship with Seller), (iii) for the three most recent plan years, Annual Reports on Form 5500 Series required to be filed with any governmental agency for each Pension Plan and Welfare Plan which covers or has covered employees of Seller (with respect to their relationship with Seller), (iv) all actuarial reports prepared for the last three plan years for each Pension Plan which covers or has covered employees of Seller (with respect to their relationship with Seller), and (v) a description setting forth the amount of any Liability of Seller as of the Closing Date for payments more than thirty (30) calendar days past due with respect to any Welfare Plan.

                  (B) REPRESENTATIONS. Seller represents and warrants as follows:

                           (i)      PENSION PLANS.

                                    (A)      The funding method used in
                           connection with each Pension Plan which is subject to the minimum funding requirements of ERISA is acceptable and the actuarial assumptions used in connection with funding each such plan are reasonable. As of the last day of the last plan year of each Pension Plan and as of the Closing Date, the amount of "unfunded benefit liabilities" as defined in Section 4001(c)(18) of ERISA (but excluding from the definition of "current value" of "assets" of such Pension Plan accrued and unpaid contributions) did not and will not exceed zero. No "accumulated funding deficiency" (for which an excise tax is due or would be due in the absence of a waiver) as defined in
                           Section 412 of the Code or as defined in Section 302(a)(2) of ERISA, whichever may apply, has been incurred with respect to any Pension Plan with respect to any plan year, whether or not waived. Neither Seller nor any ERISA Affiliate has failed to pay when due any "required installment," within the meaning of Section 412(m) of the Code and Section 302(e) of ERISA, whichever may apply, with respect to any Pension Plan. Neither Seller nor any ERISA Affiliate is subject to any lien imposed under
                           Section 412(n) of the Code or Section 302(f) of ERISA, whichever may apply, with respect to any Pension Plan. Neither Seller nor any ERISA Affiliate has any Liability for unpaid contributions with respect to any Pension Plan.

                                    (B)      Neither Seller nor any ERISA
                           Affiliate is required to provide security under
                           Section 401(a)(29) of the Code to a Pension Plan which covers or has covered employees or former employees of Seller.

                                    (C)      Seller or an ERISA Affiliate has
                           paid all premiums (and interest charges and penalties for late payment, if applicable) due the PBGC with respect to each Pension Plan for each plan year thereof for which such premiums are required. Neither Seller nor any ERISA Affiliate has engaged in, or is a successor or parent corporation to an entity that has engaged in, a transaction described in Section 4069 of ERISA. There has been no "reportable event" (as defined in Section 4043(b) of ERISA and the PBGC regulations under such Section) with respect to any Pension Plan. No filing has been made by Seller or any ERISA Affiliate with the PBGC, and no proceeding has been commenced by the PBGC, to terminate any Pension Plan. No condition exists and no event has occurred that could constitute grounds for the termination of any Pension Plan by the PBGC. Neither Seller nor any ERISA Affiliate has, at any time, (1) ceased operations at a facility so as to become subject to the provisions of Section 4062(e) of ERISA, (2) withdrawn as a substantial employer so as to become subject to the provisions of Section 4063 of ERISA, or (3) ceased making contributions on or before the Closing Date to any Pension Plan subject to Section 4064(a) of ERISA to which Seller or any ERISA Affiliate made contributions during the six years prior to the Closing Date.

                                    (D)      Each Pension Plan and each related
                           trust agreement, annuity contract or other funding instrument which covers or has covered employees or former employees of Seller (with respect to their relationship with Seller) which has been operated as a qualified plan has received a favorable determination letter from the Internal Revenue Service stating that such Pension Plan and each related trust is qualified and tax-exempt under the provisions of Code Sections 401(a) and 501(a) and has been so qualified during the period from its adoption to date.

                                    (E)      Each Pension Plan and each related
                           trust agreement, annuity contract or other funding instrument which covers or has covered employees or former employees of Seller (with respect to their relationship with such entity) currently complies and has been maintained in compliance in all material respects with its terms and, both as to form and in operation, with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such plans, including, without limitation, ERISA and the Code.

                           (ii) MULTIEMPLOYER PLANS. Neither Seller nor any ERISA Affiliate has, at any time, maintained, contributed to, or been obligated to maintain or contribute to, a Multiemployer Plan.

                           (iii)    WELFARE PLANS.

                                    (A)      Each Welfare Plan has been
                           maintained in compliance with its terms and, both as to form and operation, with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such Welfare Plan, including, without limitation, ERISA and the Code.

                                    (B)      Except as required by Section 4980B
                           of the Code or Part 6 of Title 1, Subtitle B of ERISA, neither Seller, any ERISA Affiliate nor any Welfare Plan has any present or future obligation to make any payment to, or with respect to any present or former employee of Seller pursuant to any retiree medical benefit plan or other retiree Welfare Plan, and no condition exists which would prevent Seller from amending or terminating any such benefit plan or Welfare Plan.

                                    (C)      Each Welfare Plan which covers or
                           has covered employees or former employees of Seller (with respect to their relationship with Seller) and which is a "group health plan," as defined in Section 607(1) of ERISA, has been operated in compliance with provisions of Part 6 of Title I, Subtitle B of ERISA and Sections 162(k) and 4980B of the Code at all times.

                                    (D)      Neither Seller nor any ERISA
                           Affiliate has, at any time, maintained, contributed to, or had any obligation to maintain or contribute to, any Welfare Plan that is a "multiemployer plan," as defined in Section 3(37) of ERISA.

                                    (E)      The insurance policies or other
                           funding instruments, if any, for each Welfare Plan provide coverage for each employee, consultant, independent contractor or retiree of Seller (and, if applicable, their respective dependents) who has been advised by Seller, whether through an Employee Plan or otherwise, that he or she is covered by such Welfare Plan.

                           (iv)     BENEFIT ARRANGEMENTS. Each Benefit
         Arrangement presently complies and has been maintained in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such Benefit Arrangement, including, without limitation, the Code. Except as provided by law, the employment of all persons presently employed or retained by Seller is terminable at will.

                           (v) UNRELATED BUSINESS TAXABLE INCOME; UNPAID CONTRIBUTIONS. No Employee Plan (or trust or other funding vehicle pursuant thereto) has incurred any Liability under Code Section 511. Neither Seller nor any ERISA Affiliate has any

         Liability for unpaid contributions under Section 515 of ERISA with respect to any Employee Plan.

                           (vi) DEDUCTIBILITY OF PAYMENTS. There is no contract, agreement, plan or arrangement covering any employee or former employee of Seller (with respect to its relationship with such entity) that, individually or collectively, provides for the payment by Seller of any amount (i) that is not deductible under Section 162(a)(1) or 404 of the Code or (ii) that is an "excess parachute payment" pursuant to Section 280G of the Code.

                           (vii)    FIDUCIARY DUTIES AND PROHIBITED
         TRANSACTIONS. Neither Seller nor any plan fiduciary of any Welfare Plan or Pension Plan has engaged in any transaction in violation of Sections 404 or 406 of ERISA or any "prohibited transaction," as defined in
         Section 4975(c)(1) of the Code, for which no exemption exists under
         Section 408 of ERISA or Section 4975(c)(2) or (d) of the Code, or has otherwise materially violated the provisions of Part 4 of Title I, Subtitle B of ERISA. Seller has not knowingly participated in a violation of Part 4 of Title I, Subtitle B of ERISA by any plan fiduciary of any Welfare Plan or Pension Plan and has not been assessed any civil penalty under Section 502(1) of ERISA.

                           (viii) NO AMENDMENTS. Neither Seller nor any ERISA Affiliate has announced to employees, former employees or directors an intention to create, or otherwise created, a legally binding commitment to adopt any additional Employee Plans which are intended to cover employees or former employees of Seller (with respect to their relationship with such entity) or to amend or modify any existing Employee Plan which covers or has covered employees or former employees of Seller (with respect to their relationship with such entity).

                           (ix) INSURANCE CONTRACTS. Neither Seller nor any Employee Plan (other than a Multiemployer Plan) holds as an asset of any Employee Plan any interest in any annuity contract, guaranteed investment contract or any other investment or insurance contract issued by an insurance company that is the subject of bankruptcy, conservatorship or rehabilitation proceedings.

                           (x) NO ACCELERATION OR CREATION OF RIGHTS. Neither the execution and delivery of this Agreement or other related agreements by Seller nor the consummation of the transactions contemplated hereby or the related transactions will result in the acceleration or creation of any rights of any person to benefits under any Employee Plan (including, without limitation, the acceleration of the vesting or exercisability of any stock options, the acceleration of the vesting of any restricted stock, the acceleration of the accrual or vesting of any benefits under any Pension Plan or the acceleration or creation of any rights under any severance, parachute or change in control agreement).

                            (xi) NO OTHER MATERIAL LIABILITY. No event has occurred in connection with which Seller or any Employee Plan, directly or indirectly, could be subject to any material Liability (A) under any statute, regulation or governmental order relating to any

                  Employee Plan or (B) pursuant to any obligation of Seller to indemnify any person against Liability incurred under any such statute, regulation or order as they relate to the Employee Plans.

                           (xii) ERISA AFFILIATE. No entity which is (or at any relevant time was) an ERISA Affiliate has incurred any Liability with respect to or under any plan, program, policy or arrangement which would be an Employee Plan if it has been maintained, administered or contributed to by Seller (each, an "ERISA Affiliate Plan"), which has or will create any obligation by, or result in any Liability to, Seller.

         4.20     TAX MATTERS.

                  (a) FILING OF TAX RETURNS. Seller has timely filed with the appropriate taxing authorities all Returns (including, without limitation, information Returns and other material information) in respect of Taxes required to be filed through the date hereof. The Returns and other information filed are complete and accurate in all material respects. Seller has not requested any extension of time within which to file Returns (including, without limitation, information Returns) in respect of any Taxes. Seller has delivered to Buyer complete and accurate copies of Seller's federal, state and local Tax Returns or the years _____________________.

                  (b) PAYMENT OF TAXES. All Taxes relating to the Lottery Assets or the Business and imposed on Seller or for which Seller is or could be liable with respect to all taxable periods or portions of periods ending on or before the Closing Date have been timely paid or an adequate reserve is established therefor in accordance with GAAP.

                  (c) AUDITS, INVESTIGATIONS OR CLAIMS. No material deficiencies for Taxes have been claimed, proposed or assessed by any taxing or other governmental authority against Seller and there are no outstanding agreements or waivers extending the applicable statute of limitations for Taxes associated with the Lottery Assets.

                  (d) LIENS. There are no liens for Taxes (other than for current Taxes not yet due and payable) on the Lottery Assets.

                  (e) SAFE HARBOR LEASE PROPERTY. None of the Lottery Assets is property that is required to be treated as being owned by any other person pursuant to the so-called safe harbor lease provisions of former Section 168(f)(8) of the Code.

                  (f) SECURITY FOR TAX-EXEMPT OBLIGATIONS. None of the Lottery Assets directly or indirectly secures any debt the interest on which is tax-exempt under Section 103(a) of the Code.

                  (g) TAX-EXEMPT USE PROPERTY. None of the Lottery Assets is "tax-exempt use property" within the meaning of Section 168(b) of the Code.

                  (h) NO WITHHOLDING. The transaction contemplated herein is not subject to the tax withholding provisions of Section 3406 of the Code, or of Subchapter A of Chapter 3 of the Code or of any other provision of law.

                  (i) TAX ELECTION. All elections with respect to Taxes relating to the Lottery Assets as of the date hereof that will be binding on by Buyer after the Closing are set forth on SCHEDULE 4.20.

                  (j) UNITED STATES PERSON. Seller is a United States person as defined in the Code.

                  (k) TAX NOTIFICATION. SCHEDULE 4.20(k) sets forth the all taxing jurisdictions in which Seller owns Lottery Assets or conducts business that require notification to a taxing authority of the transactions contemplated by this Agreement.

         4.21 INSURANCE. Seller maintains insurance which provides the coverage set forth in SCHEDULE 4.21, copies of which policies have been provided to Buyer. Such insurance is (a) adequate for the Lottery Assets and the Business and the risks insured against in connection therewith based upon practices in the lottery industry and (b) as may be or may have been required by law and by any and all Contracts to which Seller is or has been a party. Seller has not failed to give any notice or to present any material claim under any such policy or binder in a due and timely fashion. Since January 1, 1995, the insurers have not refused, denied or disputed coverage of any material claim made thereunder. No insurer has advised Seller that it intends to reduce coverage, increase any premium in any material respect or fail to renew any existing policy or binder. All such policies and binders are in full force and effect on the date hereof and shall be kept in full force and effect through the Closing Date.

         4.22 PURCHASE COMMITMENTS AND OUTSTANDING BIDS. As of the date of this Agreement, there are no material claims, individually or in the aggregate, against Seller relating to the Lottery Assets or the Business to return merchandise by reason of production or mailing errors, alleged overshipments, defective merchandise or otherwise, or of merchandise in the hands of customers under an understanding that such merchandise would be returnable. No outstanding purchase order or commitment or outstanding lease commitment of Seller relating to the Lottery Assets or the Business presently is materially in excess of the normal, ordinary and usual requirements of the Business or was made at any price materially in excess of the now current market price or contains terms and conditions materially more onerous than those usual and customary in the lottery business. There is no outstanding bid, proposal, Contract or unfilled order which will or would, if accepted, have a Material Adverse Effect, individually or in the aggregate, on the Lottery Assets or the Business or will or would, if accepted, reasonably be expected to be sold at a price that includes less than Seller's ordinary and customary margins, taking into account competitive conditions.

         4.23 CUSTOMERS AND SUPPLIERS. SCHEDULE 4.23 sets forth a true and correct list of (a) the ten largest customers of Seller for the Business in terms of total sales during each of the fiscal years ended December 31, 1998, December 31, 1999, and December 31, 2000, setting forth

(i) the total sales to such customers during each such period and (ii) the gross margin attributable to such customers during each such period, (b) the ten largest suppliers of Seller for the Business in terms of purchases during each of the fiscal years ended December 31, 1998, December 31, 1999, and December 31, 2000, setting forth for each the total purchases from each such supplier during each such period. There has not been any Material Adverse Change in the business relationship of Seller with any customer or supplier named in SCHEDULE 4.23. Except as set forth on SCHEDULE 4.23, during each of the fiscal years ended December 31, 1998, December 31, 1999, and December 31, 2000, Seller did not have any customer of the Business accounting for more than five percent (5%) of its total sales or any supplier from whom it purchased more than five percent (5%) of the goods or services purchased by it during each respective period.

         4.24     COMPLIANCE WITH ENVIRONMENTAL LAWS.

                  (a) Seller is currently in compliance in all material respects with all Environmental Laws, including, without limitation, all Permits required thereunder to conduct the Business as now being conducted or proposed to be conducted at the Seller's Facilities. All such Permits are listed on
SCHEDULE 4.8. Seller has not received any written notice to the effect that, or otherwise has any knowledge that, (i) Seller is not in compliance with, or that it is in violation of, any such Environmental Laws or Permits required thereunder or (ii) any currently existing circumstances are likely to result in a failure of Seller to comply with, or a violation by Seller of, any such Environmental Law or Permits required thereunder. In addition, Seller at all times in the past two years has been in material compliance in all respects with all Environmental Laws.

                  (b) There are no existing Environmental Claims against Seller, nor has it received any written notification, or otherwise has any knowledge, of any allegation of any actual, or potential responsibility for, or any inquiry or investigation regarding, any disposal, release or threatened release at any location of any Hazardous Substance generated or transported by Seller.

                  (c) (i) No underground tank or other underground storage receptacle for Hazardous Substances is currently located on the properties of Seller and there have been no releases (i.e., any past or present releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing, or dumping) of any Hazardous Substances from any such underground tank or related piping; and (ii) there have been no releases of Hazardous Substances on, upon or into the Facilities other than those authorized by Environmental Laws, including, without limitation, the Permits required thereunder.

                  (d) There are no PCBs or asbestos located at or on the Facilities.

                  (e) The consummation of any of the transactions contemplated by this Agreement or any Ancillary Agreement will not require an application for issuance, renewal, transfer or extension of, or any other administrative action regarding, any Permit required under any Environmental Law.

                  (f) Seller is not a party, whether as a direct signatory or as successor, assign or third party beneficiary, or otherwise bound, to any Lease or other Contract (excluding insurance policies disclosed on the Disclosure Schedule) under which Seller is obligated by or entitled to the benefits of, directly or indirectly, any representation, warranty, indemnification, covenant, restriction or other undertaking concerning Environmental Conditions.

                  (g) Seller has not released any other person from any claim under any Environmental Law or waived any rights concerning any Environmental Condition.

                  (h) There are no consent decrees, consent orders, judgments, judicial or administrative orders, agreements with (other than Permits) or liens by, any governmental authority or quasi-governmental entity relating to any Environmental Law which regulate, obligate or bind Seller.

                  (i) True and correct copies of the Environmental Reports which have been conducted either by Seller or any person engaged by Seller for such purpose, at any facility owned or formerly owned by Seller have been made available to Buyer and a list of all such Environmental Reports is set forth on
SCHEDULE 4.24.

         4.25 POWERS OF ATTORNEY. No person holds any power of attorney or similar authority from Seller relating to the Lottery Assets or the Business.

         4.26 NO OTHER AGREEMENTS TO SELL THE LOTTERY ASSETS OR STOCK OF SELLER. Except as set forth on SCHEDULE 4.26, other than sales of products or services in the ordinary course of Seller's Business, consistent with past practice, Seller has no legal obligation, absolute or contingent, to any other person or firm to sell or effect a sale of all or any Lottery Assets, to effect any merger, consolidation or other reorganization of Seller, or to enter into any Contract or cause the entering into a Contract with respect to any of the foregoing. Except as set forth on SCHEDULE 4.26, Seller has no obligation, absolute or contingent, to any other person or firm to sell of effect a sale of any capital stock of Seller which would adversely affect the consummation of the transactions contemplated by this Agreement.

         4.27 ACCURACY OF INFORMATION FURNISHED. No representation or warranty by Seller contained in this Agreement, the Disclosure Schedule or the exhibits, schedules, lists or other documents delivered to Buyer by Seller and referred to herein, and no statement contained in any certificate furnished or to be furnished by or on behalf of any Seller pursuant hereto, or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact that is necessary to make the statements contained herein or therein not misleading.

         4.28     INTENTIONALLY OMITTED.

         4.29 ACCOUNTS RECEIVABLE. The accounts receivable for the Business reflected on the Balance Sheet, and all accounts receivable for the Business since the Balance Sheet Date, represent bona fide claims of Seller against debtors for sales made, services performed or other charges or valid consideration arising on or before the date hereof and require no additional performance by Seller to render them valid. Such accounts receivable are valid and enforceable claims, fully collectible in the ordinary course of business, consistent with past practices (subject to reserves for bad debts reflected in the Financial Statements and, in the case of accounts receivable arising since the Balance Sheet Date, consistent with past practice) and subject to no set-off or counterclaim. Except as set forth on SCHEDULE 4.29, Seller has no accounts or loans receivable for the Business from any person, firm or corporation which is affiliated with Seller or from any director, officer, stockholder or employee of Seller.

         4.30     PROHIBITED PAYMENTS. Seller has not, directly or indirectly,
(a) made or agreed to make any contribution, payment or gift to any government official, employee or agent where either the contribution, payment or gift or the purpose thereof was illegal under the laws of any federal, state, local or foreign jurisdiction, established or maintained any unrecorded fund or asset for any purpose or made any false entries on the Books and Records of Seller for any reason, (c) made or agreed to make any contribution, or reimbursed any political gift or contribution made by any other person, to any candidate for federal, state, local or foreign public office or (d) paid or delivered any fee, commission or any other sum of money or item of property however characterized to any finder, agent, government official or other party, in the United States or any other country, which in any manner relates to the Lottery Assets, Business or operations of Seller, which Seller knows or has reason to believe to have been illegal under any federal, state or local laws (or any rules or regulations thereunder) of the United States or any other country having jurisdiction. Seller has at all times done business in an open and ethical manner.

         4.31 TRANSACTIONS WITH CERTAIN PERSONS. No stockholder, director, officer or sales representative of Seller nor any member of any such person's immediate family is currently, or within the last three years has been, a party to any transaction with the Seller relating to the Lottery Assets or the Business, including, without limitation, any Contract (i) providing for the furnishing of services by, (ii) providing for the rental of real or personal property from, or (iii) otherwise requiring payments to (other than for dividends or distributions to any stockholder of Seller in his or her capacity as such or for services as officers, directors or employees of Seller), any such person or any corporation, partnership, trust or other entity in which any such person has an interest as a stockholder, officer, director, trustee or partner, other than any transactions in the ordinary course of business and on an arms' length basis.


                                    ARTICLE V

                     REPRESENTATIONS AND WARRANTIES OF BUYER

                  As an inducement to Seller to enter into this Agreement, Buyer hereby makes the following representations and warranties as of the date hereof and as of the Closing Date to Seller:

         5.1 ORGANIZATION. Buyer is duly organized, validly existing and in good standing under the laws of the State of Delaware.

         5.2 AUTHORIZATION. Buyer has the requisite corporate power, capacity and authority to, and has taken all action necessary to, execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform its obligations hereunder, and no other proceedings on the part of Buyer are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by Buyer and is a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as the enforceability thereof may be limited by (a) applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or similar laws in effect which affect the enforcement of creditors rights generally or (b) general principles of equity, whether considered in a proceeding at law or in equity. Each Ancillary Agreement or other agreement or instrument which has been or shall be entered into or executed and delivered by Buyer in connection with the transactions contemplated hereby has been (or will be) duly authorized, executed and delivered by Buyer and is (or will be when authorized, executed and delivered) a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as the enforceability thereof may be limited by (a) applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or similar laws in effect which affect the enforcement of creditors rights generally or (b) general principles of equity, whether considered in a proceeding at law or in equity.

         5.3 GOVERNMENTAL CONSENTS AND APPROVALS. Other than those that have been, or will be prior to the Closing Date, obtained, as set forth on
SCHEDULE 5.3, no consent, waiver, agreement, approval, permit or authorization of, or declaration, filing, notice or registration to or with, any federal, state, local or foreign governmental or regulatory authority, agency, department, body or instrumentality is required to be made or obtained by Buyer in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.

         5.4 NO BROKERS. Neither Buyer nor any of its officers, directors, or Affiliates, has employed or made any agreement with any broker, finder or similar agent or any person or firm which will result in the obligation of Seller or any of their Affiliates to pay any finder's fee, brokerage fee or commission or similar payment in connection with the transactions contemplated hereby.

         5.5 NO CONFLICT OR VIOLATION. Neither the execution, delivery and performance of this Agreement and any Ancillary Agreement, nor the consummation of the transactions contemplated hereby or thereby, by Buyer will result in (a) a violation of or a conflict with any provision of the Articles of Incorporation or Code of Regulations of Buyer, (b) a breach of, or a default under, or the creation of any right of any party to accelerate, modify, terminate or cancel, any term or provision of any contract, agreement, indebtedness, lease, commitment, license, encumbrance, franchise, permit, authorization or concession to which Buyer is a party or by which its assets are bound, which breach, default or creation of any such right would have a Material Adverse Effect on Buyer or (c) a violation by Buyer of any statute, rule, regulation, ordinance, code, order, judgment, writ, injunction, decree or award applicable to Buyer, which violation would have a Material Adverse Effect on Buyer or impair or prevent the consummation of the transactions contemplated by this Agreement by Buyer.

         5.6 ACCURACY OF INFORMATION FURNISHED. No representation or warranty by Buyer contained in this Agreement, and no statement contained in any certificate furnished or to be furnished by or on behalf of Buyer, or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact that is necessary to make the statements contained herein or therein not misleading.


                                   ARTICLE VI

                          COVENANTS OF SELLER AND BUYER

         Seller and Buyer covenant and agree with each other that from the date hereof through the Closing:

         6.1      MAINTENANCE OF BUSINESS PRIOR TO CLOSING.

                  (a) Seller shall operate the Business in the ordinary course, consistent with past practice, and shall not take any action inconsistent therewith or with the consummation of the transactions contemplated hereby. Without limiting the generality of the foregoing, Seller shall (1) maintain the Lottery Assets in their current state of repair, excepting normal wear and tear; (2) maintain the insurance covering the Lottery Assets in effect on the date hereof; (3) use its best efforts to maintain the current business organization of Seller; (4) use its best efforts to keep available the services of the current Personnel; and (5) use its best efforts to preserve its current business relationships with customers, suppliers, distributors and others having business dealings with Seller and the Business. Without limiting the generality of the foregoing, prior to the Closing, without the prior written consent of Buyer, Seller shall not in a manner that will adversely affect the Business, the Lottery Assets or Seller's ability to complete the transactions contemplated by this Purchase Agreement:

                           (i)      change or amend its Articles of
         Incorporation or Bylaws;

                           (ii) declare, set aside for payment or pay any dividend or distribution in respect of any shares of its capital stock or other equity securities;

                           (iii)    acquire (by merger, consolidation,
         acquisition of assets, stock or other securities or otherwise), make any capital investment in, make any contribution to the capital of, loan or advance to, or agree to loan or advance to, or guarantee indebtedness for borrowed money of, (x) any person or (y) any portion of the assets of any person that constitutes a division or operating unit of such person;

                           (iv) cancel, terminate, amend, modify or waive any Contract or provision to any Contract to which Seller is a party or by which it or any of its Lottery

         Assets are bound (excluding open purchase orders, or groups of related open purchase orders, of less than $10,000, singly or in the aggregate);

                           (v) adopt or amend any Employee Plan, or any bonus, profit sharing, stock option, pension, retirement, deferred compensation or other similar plan, agreement, trust, fund or arrangement for the benefit of employees, or grant any additional stock options or performance unit grants or other interest under any such plan;

                           (vi)     amend, terminate or enter into any
         employment agreement with any employee of Seller, except in the ordinary course of business;

                           (vii) except for Inventory disposed of in the ordinary course of business, consistent with past practice, sell, assign, lease or transfer any of the Lottery Assets;

                           (viii) acquire any capital assets or make any or commit to make any capital expenditure;

                           (ix) other than in the ordinary course of Seller's business, mortgage, pledge or otherwise encumber (other than Permitted Encumbrances) any Lottery Assets, incur any additional indebtedness or incur any other Liabilities;

                           (x) other than in the ordinary course of the Business, incur indebtedness for borrowed money or enter into any commitment to borrow money, or make or agree to make any loans or guarantee any indebtedness or agree to accelerate payments on any indebtedness;

                           (xi) pay, discharge or satisfy any Liability other than any such payment, discharge or satisfaction as occurs in the ordinary course of Seller's business, consistent with past practice, of Liabilities set forth or reserved for on or disclosed in the Interim Financial Statements or incurred in the ordinary course of business;

                           (xii) change any accounting methods, principles or practices, including, without limitation, any change in the application or interpretation of GAAP which relates to the Financial Statements;

                           (xiii) make new elections with respect to Taxes or any changes in current elections with respect to Taxes affecting the Lottery Assets without the prior written consent of Buyer;

                           (xiv)    revalue any of the Lottery Assets,
         including, without limitation, any write-off of notes or accounts receivable or any increase in any reserve, other than in the ordinary course of business, consistent with past practice, but in no event exceeding $10,000 individually or $25,000 in the aggregate (such amounts to be calculated without netting any decrease);

                           (xv) cancel, waive or release of any right or claim (or series of related rights or claims), other than as set forth in (xvi), involving in excess of $10,000 individually or $25,000 in the aggregate or other than in the ordinary course of business, consistent with past practice;

                           (xvi)    fail to pay or satisfy when due any
         Liability;

                           (xvii) enter into any material transaction relating to the Business other than in the ordinary course of Seller's business, consistent with past practice; or

                           (xviii) enter into any agreement (written or oral) with respect to any of the foregoing.

         In addition, except as provided in Section 6.7 of this Agreement, Seller shall not engage in any practice, or take, or fail or omit to take, any action or enter into any transaction, other than in the ordinary course of business, that would (x) impair or prevent Seller from consummating the transactions contemplated by this Agreement or
         (y) cause or result in any of the representations and warranties set forth in Article IV to be untrue at any time after the date hereof through the Closing Date. Without limiting the foregoing sentence, on or before the effective date of this Agreement, Seller shall dismiss, without prejudice, the civil action filed by it on or about February 13, 2001 in the Superior Court of the Commonwealth of Massachusetts styled ON-POINT TECHNOLOGY SYSTEMS, INC. VS. MASSACHUSETTS STATE LOTTERY COMMISSION, Case No. 01-00246, and to refrain from refiling the same or similar claims unless and until this Agreement is terminated by either party in accordance with Section 10.1 hereof.

                  (b) Buyer shall not engage in any practice, or take, or fail or omit to take, any action or enter into any transaction, other than in the ordinary course of business, that would (i) impair or prevent Buyer from consummating the transactions contemplated by this Agreement or (ii) cause or result in any of the representations and warranties set forth in Article V to be untrue at any time after the date hereof through the Closing Date.

         6.2 INVESTIGATION BY BUYER. Seller shall allow Buyer, its counsel, accountants and other representatives and the financial institutions (and their counsel and representatives) providing or proposed to provide financing in connection with this Agreement and the transactions contemplated hereby, during regular business hours upon reasonable notice, to make such inspection of the Lottery Assets and Business of Seller and to inspect and make copies of Contracts, Books and Records and all other documents and information reasonably requested by Buyer and related to the Business, including, without limitation, historical financial information concerning the Business, and to meet with Seller's designated Personnel and/or their representatives. Seller shall furnish to Buyer promptly upon request (a) all additional documents and information with respect to the affairs of Seller relating to the Business and (b) access to the Personnel and to Seller's accountants and counsel as Buyer, or its counsel or accountants, may from time to time reasonably request and shall instruct such Personnel, accountants and counsel to cooperate with Buyer, and to provide such documents and information as Buyer and its representatives may reasonably request.

         6.3 ENVIRONMENTAL INVESTIGATION. Buyer shall have the right, at its sole cost and expense, to (a) conduct tests of the soil surface or subsurface waters and air quality at, in, on, beneath or about the Facilities of Seller that are being conveyed to Buyer at Closing by purchase, assumption, lease, sublease, or otherwise, and to conduct such other procedures as may be recommended by an environmental consultant engaged by Buyer based on its professional judgment, in a manner consistent with good engineering practice,
(b) inspect records, reports, permits, applications, monitoring results, studies, correspondence data and any other information or documents relevant to environmental conditions or environmental noncompliance, and (c) inspect all buildings and equipment at such Facilities of Seller including, without limitation, the visual inspection of the physical plants for asbestos-containing construction materials; PROVIDED that in each case, such tests and inspections shall be conducted only (i) during regular business hours and upon reasonable notice and (ii) in a manner that will not materially interfere with the operation of the business of Seller and/or the use of, access to or egress from the Facilities of Seller; and PROVIDED, FARTHER, that with respect to any Facility leased by Seller, the conduct by Buyer of any test the kind, nature or extent of which requires the prior consent of the party owning or leasing such Leased Property shall be subject to the prior consent of such party.

         6.4      CONSENTS AND BEST EFFORTS.

                  (a) Seller shall take all reasonable actions required (i) to obtain at the earliest practicable date all consents, Permits, waivers, approvals, authorizations and agreements of, and promptly to give all notices to, effect all registrations pursuant to, and make all other filings, notices and declarations with or submissions to, any third parties, including, without limitation, governmental and regulatory authorities, necessary or advisable to authorize, approve or permit the consummation of the transactions contemplated hereby, and (ii) to defend and cooperate with Buyer in any defending of legal proceedings, whether judicial or administrative and whether brought derivatively or on behalf of third parties (including government agencies or officials), challenging this Agreement or the consummation of the transactions contemplated hereby. Buyer shall furnish to Seller such necessary information and reasonable assistance as Seller may request in connection with the preparation of all necessary filings, notices, declarations and registrations to or with any third parties, including, without limitation, governmental authorities. Seller shall furnish copies of all correspondence, filings or communications (or memoranda setting forth the substance thereof) between Seller or any of its Representatives, on the one hand, and any governmental agency or authority, or members of the staff of such agency or authority, on the other hand, with respect to this Agreement or the transactions contemplated hereby. No consideration, whether such consideration shall consist of the payment of money or shall take any other form, for any such consent, waiver or agreement necessary to the consummation of the transactions contemplated hereby shall be given or promised by Seller without the prior written approval of Buyer unless such consideration shall be paid or given at Seller's sole cost and expense without any obligation of Buyer to reimburse Seller therefor.

                  (b) Each of the parties hereto covenants and agrees, upon the terms and subject to the conditions contained herein, to pursue diligently and in good faith and use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or advisable under applicable laws and regulations to put, consummate and make effective the transactions contemplated hereby, including, without limitation, any necessary consent of Seller's shareholders and the supply of information reasonably necessary for the preparation of any securities filings made by either party; provided that (i) nothing contained herein shall require either party or any Affiliates thereof to (A) defend any lawsuit should it determine, in its sole discretion, that it is not in its business interest to do so or (B) sell, transfer, divest or otherwise dispose of any of its respective business, assets or properties in connection with this Agreement or any other transactions contemplated hereby and (ii) nothing contained herein shall require either Buyer to enter into any agreement or other arrangement for the financing of the transactions contemplated hereby on terms that are not satisfactory to it, in its sole discretion. Without limiting the foregoing, Seller shall cause a meeting of its stockholders to be duly called and held as soon as reasonably practicable after execution of this Agreement for the purpose of voting on the approval of this Agreement, unless controlling law does not require a vote of stockholders of the Seller for consummation of the transaction contemplated by this Agreement. Subject to Section 6.7(b), the Board of Directors of the Seller shall recommend approval and adoption of this Agreement by the Seller's stockholders. In connection with such meeting, the Seller will (i) promptly prepare and file with the SEC, will use its best efforts to have cleared by the SEC and will thereafter mail to its stockholders as promptly as practicable the Seller Proxy Statement, which shall contain the recommendation of the Board of Directors, and all other proxy materials for such meeting, (ii) use its best efforts to obtain the necessary approvals by its stockholders of this Agreement and the transactions contemplated hereby and (iii) otherwise comply with all legal requirements applicable to such meeting.

         6.5 FINANCIAL STATEMENTS, ETC. As soon as practicable and without unreasonable delay following the end of each successive monthly period (a "REPORTING PERIOD") extending from the Interim Balance Sheet Date, including, without limitation, the Reporting Period comprising the first month after the Balance Sheet Date, and in no case less than four (4) days prior to the Closing Date, Seller shall provide Buyer with the Interim Financial Statements relating to the most recent Reporting Period. As soon as practicable and without unreasonable delay, and in no case less than four (4) days prior to the Closing Date, Seller will deliver the Audited Financial Statements and the Corporate Audited Financial Statements. All financial statements delivered by Seller hereunder shall meet the requirements of Section 4.11 of this Agreement. Such Interim Financial Statements shall (a) be in accordance with GAAP, consistently applied throughout the Reporting Period, (b) be in accordance with the historical financial and accounting records of Seller, (c) be prepared in the same manner as such statements have been customarily prepared with respect to the Business, and (d) present fairly, as of the respective dates thereof or the periods covered thereby, as applicable, the financial position, results of operations and cash flows of the Business.

         6.6 NOTIFICATION OF CERTAIN MATTERS. Seller shall give prompt notice to Buyer of (a) the occurrence, or failure to occur, of any event which occurrence or failure would be reasonably likely to cause any representation or warranty contained in this Agreement or in any exhibit or schedule hereto to be untrue or inaccurate, (b) any Material Adverse Change in or with respect to the Lottery Assets or the Business and (c) any failure of Seller or any of their respective Affiliates, stockholders or Representatives to comply with, perform or satisfy any covenant, condition or agreement to be complied with, performed by or satisfied by it under this Agreement or any exhibit or schedule hereto; PROVIDED that such disclosure shall not be deemed to cure, or to relieve Seller of any Liability or obligation with respect to, any breach of a representation, warranty, covenant or agreement or to satisfy any condition hereunder.

         6.7      NO SOLICITATION; NOTIFICATION.

                  (a) NO SOLICITATION. Subject to Section 6.7(b) of this Agreement, Seller shall not, and shall cause its Representatives (including, without limitation, investment bankers, attorneys and accountants) not to, directly or indirectly, enter into, solicit, initiate or continue any discussions or negotiations with, or encourage or respond to any inquiries or proposals by, or participate in any negotiations with, or provide any information to, or otherwise cooperate in any other way with, any corporation, partnership, individual, person or other entity or group or person (a "Person"), other than Buyer and its respective Representatives, concerning any sale of all or a portion of the Lottery Assets or the Business, or of any shares of capital stock of Seller which may have an adverse effect on completion of the transaction with Buyer contemplated by this Agreement, or any merger, consolidation, liquidation, dissolution or similar transaction involving Seller (each such transaction being referred to herein as a "PROPOSED ACQUISITION TRANSACTION"). Seller hereby represents that it is not now engaged in discussions or negotiations with any Person other than Buyer with respect to any Proposed Acquisition Transaction except with Victor Chandler International Limited and, in such case, only as previously publicly announced by Seller and in a manner that will not have an adverse effect on the completion of the transaction with Buyer that is contemplated by this Agreement. Seller agrees not to release any third party from, or waive any provision of, any confidentiality or standstill agreement to which Seller is a party.

                  (b) FIDUCIARY DUTY EXCEPTION. Notwithstanding anything to the contrary contained in Section 6.7(a) of this Agreement, the board of directors of Seller shall be permitted (i) subject to and in accordance with
Section 6.7(b)(ii) to comply, to the extent applicable, with regard to an Acquisition Proposal, with Rule 14e-2(a) of the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, (ii) in response to an unsolicited BONA FIDE Proposed Acquisition Transaction from any Person which the board of directors believes is a Superior Proposal, to recommend such Superior Proposal to its shareholders or withdraw or modify in any adverse manner its approval or recommendation of this Agreement, and (iii) to engage in any discussions or negotiations with, or provide any information to, any person to entity in response to a Proposed Acquisition Transaction, if and only to the extent that, in any such case described in the preceding clause
(ii) or (iii), (A) thirty days shall not have expired from the execution of this Agreement, (B) the board of directors of Seller shall have concluded in its good faith business judgment (after consultation with its financial advisors and legal counsel) that such Proposed Acquisition Transaction (x) in the case described in clause (ii) above would, if consummated, result in a transaction that is more favorable to its stockholders, from a financial point of view, than the transactions contemplated by this Agreement, and is reasonably capable of being completed, or (y), in the case described in clause (iii) above, could reasonably be expected to result in a transaction that is more favorable to its shareholders, from a financial point of view, than the transactions contemplated by this Agreement, (C) the board of directors of Seller shall have determined in good faith on the basis of advice of outside legal counsel that such action is necessary for such board of directors to be deemed to have acted in a manner consistent with its fiduciary duties under Nevada Law or other applicable law, and (D) prior to providing any information or data to any person or entity in connection with a Proposed Acquisition Transaction, the board of directors shall have received from such Person an executed confidentiality agreement containing terms and provision no less favorable than as between Seller and Buyer. A Superior Proposal shall mean a Proposed Acquisition Transaction which the board of directors shall have determined is more favorable from a financial point of view to Seller's shareholders than the transaction contemplated by this Agreement, after considering all of the terms of the proposal, including any break-up fees, expense reimbursement provisions and conditions to closing.

                  (c) NOTIFICATION. Seller will (i) within twenty-four (24) hours notify Buyer (orally and in writing) if any written offer is made, any discussions or negotiations are sought to be initiated, any inquiry, proposal or contact is made or any information is requested with respect to any Proposed Acquisition Transaction, (ii) notify Buyer of the terms of any proposal which it may receive in respect of any such Proposed Acquisition Transaction, including, without limitation, the identity of the prospective purchaser or soliciting party, (iii) provide Buyer with a copy of any such offer, if written, and (iv) keep Buyer informed of the status of any negotiations regarding any such offer.

         6.8      EMPLOYEE MATTERS.

                  (a) Neither Buyer nor any Affiliate thereof shall be required or under any obligation to offer employment to any employee of Seller. If and to the extent that Buyer or one of its Affiliates shall offer employment (on terms and conditions determined by Buyer in its sole discretion), effective as of the Closing Date, to employees of Seller who are actively at work as of the Closing Date, such employees of Seller who accept an offer of employment from Buyer or such Affiliate of Buyer as of the Closing Date shall hereinafter be referred to as "ACQUIRED EMPLOYEES." Seller shall provide Buyer with reasonable access to Seller employees and/or their representatives between the execution of this Agreement and the Closing Date, for purposes of communicating and discussing such offers of employment, if any.

                  (b) In accordance with Section 2.3, Seller shall be liable for all Liabilities arising on or prior to the Closing Date under, pursuant to or in connection with any Collective Bargaining Agreement or any other collective bargaining agreement, regardless of whether such other collective bargaining agreement is disclosed on the Disclosure Schedule. Nothing in this Agreement shall obligate Buyer to assume, and shall not constitute the assumption of, any collective bargaining agreement of Seller or any Liability thereunder. Seller shall make no express or implied representations or statements to any person or persons, including, but not limited to, labor unions and Personnel, that Buyer, or any of its successors or Affiliates, is adopting or assuming, or intends to adopt or assume, all or any portion of any collective bargaining agreement of Seller or any Liability thereunder.

                  (c) Seller shall make all contributions due through the Closing Date under all Employee Plans on behalf of all employees of Seller.

                  (d) No provision of this Section 6.8 shall create any third-party beneficiary rights in any Acquired Employee or Seller Employee, any beneficiary or dependent thereof, or any collective bargaining representative thereof, including, without limitation, any right to employment by Buyer as of the Closing Date or continued employment for any specified period of time after the Closing Date or employment in any particular position with Buyer after the Closing Date. No provision of this Section 6.8 shall restrict Buyer, in the exercise of its independent business judgement, from modifying any of the terms or conditions of the employment of the Acquired Employees.

         6.9 DISCLOSURE DOCUMENTS. (a) Each document required to be filed by Seller with the SEC or required to be distributed or otherwise disseminated to Seller's stockholders in connection with the transactions contemplated by this Agreement (the "SELLER DISCLOSURE DOCUMENTS"), including, without limitation, the proxy or information statement of Seller (the "SELLER PROXY STATEMENT"), if any, to be filed with the SEC in connection with the transactions contemplated by this Agreement, and any amendments or supplements thereto, when filed, distributed or disseminated, as applicable, will comply as to the form in all material respects with the applicable requirements of the 1934 Act.

                  (b) Neither (i) the Seller Proxy Statement, as supplemented or amended, if applicable, at the time such Seller Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of Seller and at the time such stockholders vote on adoption of this Agreement, nor (ii) any Seller Disclosure Document (other than the Seller Proxy Statement), at the time of the filing of such Seller Disclosure Document or any supplement or amendment thereto and at the time of any distribution or dissemination thereof, will contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, provided that Seller is not making any representation herein as to whether any material information provided by Buyer specifically for inclusion in the Seller Proxy Statement, contains any untrue statement of material fact or omits to state any material fact necessary in order to make the statements made in such information, standing alone and without regard to any other statement in or omission from the Seller Proxy Statement, not misleading.

         6.10 ASSUMED CONTRACTS. On or prior to the Closing, Buyer shall deliver to Seller a list of Contracts that are being assumed by Buyer pursuant to Section 2.3.

                                   ARTICLE VII

                       CONDITIONS TO SELLER'S OBLIGATIONS

         The obligations of Seller to consummate the transactions contemplated hereby and to cause Seller to sell, convey, transfer, assign and deliver its Lottery Assets to Buyer on the Closing Date are subject, in the discretion of Seller, to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived by Seller in accordance with
Section 10.5:

         7.1 REPRESENTATIONS, WARRANTIES AND COVENANTS. All representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date as if such representations and warranties were made on and as of the Closing Date, and Buyer shall have performed all obligations arising under agreements and covenants required hereby to be performed by it prior to or at the Closing Date. Buyer shall each deliver to Seller a certificate (signed by an executive officer of Buyer) to the foregoing effect.

         7.2 NO PROCEEDINGS OR LITIGATION. No Actions by any governmental authority or any other entity or person shall have been instituted or threatened for the purpose of enjoining or preventing, or which question the validity or legality of, the transactions contemplated hereby and which could reasonably be expected to damage Seller materially if the transactions contemplated hereby are consummated.

         7.3 OPINION OF COUNSEL. Buyer shall deliver to Seller an opinion of Taft, Stettinius & Hollister LLP, counsel to Buyer, dated as of the Closing Date, to the effect set forth in EXHIBIT H hereto.

         7.4 CERTIFICATES; CORPORATE DOCUMENTS. Buyer shall have furnished Seller with certificates and corporate documents pursuant to Section 3.2(e)(ii).

         7.5 SHAREHOLDER APPROVAL. The shareholders of Seller shall have approved the transactions contemplated by this Agreement in accordance with Seller's Articles of Incorporation and Bylaws and all applicable law, and no injunction shall have been issued and remain in effect which restrains consummation of such transactions.


                                  ARTICLE VIII

                        CONDITIONS TO BUYER'S OBLIGATIONS

The obligations of Buyer to consummate the transactions contemplated hereby are subject, in the discretion of Buyer, to the satisfaction, on or prior to the Closing Date, of each of the following conditions, any of which may be waived by Buyer in accordance with Section 10.5:

         8.1      REPRESENTATIONS, WARRANTIES AND COVENANTS.

                  (a) All representations and warranties of Seller contained in this Agreement shall be true and correct on and as of the Closing Date as if such representations and warranties were made on and as of the Closing Date. For purposes of this Section 8.1(a), the representations and warranties of Seller contained in this Agreement shall be deemed to have been made without any qualification as to knowledge and, accordingly, all references in such representations and warranties to "knowledge," "best knowledge" and similar terms and phrases shall be deemed to be deleted therefrom. There shall be delivered to Buyer a certificate (signed by the President of Seller) to the foregoing effect, provided that for purposes of such certificate the preceding sentence shall not be effective or applicable.

                  (b) Seller shall have performed all agreements and covenants required hereby to be performed by them prior to or at the Closing Date.

         8.2 CONSENTS. All consents, approvals, waivers and Permits hereof from lending, governmental and regulatory authorities and any other entity or person required to consummate the transactions set forth herein or contemplated hereby, including, without limitation, under those Contracts listed by Buyer pursuant to Section 6.10, shall have been obtained.

         8.3 NO PROCEEDINGS OR LITIGATION. No Actions by any governmental authority or any other entity or person shall have been instituted or threatened for the purpose of enjoining or preventing, or which question the validity or legality of, the transactions contemplated hereby and which could reasonably be expected materially to damage Buyer or Seller or materially adversely affect the value of the Lottery Assets, or the Business if the transactions contemplated hereby are consummated.

         8.4 OPINION OF COUNSEL. Seller shall have delivered to Buyer an opinion of Nugent & Newnham, a Professional Corporation, counsel for Seller, dated as of the Closing Date to the effect set forth in EXHIBIT I hereto.

         8.5 INSTRUMENTS OF POSSESSION. Seller shall have executed and delivered the instruments of possession pursuant to Section 3.2(a).

         8.6 CERTIFICATES; CORPORATE DOCUMENTS. Seller shall have furnished Buyer with certificates and corporate documents pursuant to Sections 3.2(e)(i) and 3.2(e)(iii).

         8.7 MATERIAL CHANGES. Since the Interim Balance Sheet Date, there shall not have been any Material Adverse Change in or with respect to the Lottery Assets or the Business and, to the knowledge of Seller, there shall have been no potential or threatened Material Adverse Change in or with respect to the Lottery Assets or the Business.

         8.8 TAX MATTERS. Seller shall have provided Buyer with (i) all forms, certificates and/or other instruments required to pay any transfer and recording taxes and charges arising from the transactions contemplated by this Agreement, together with reasonable evidence that such transfer taxes and charges have been paid, (ii) an affidavit, stating, under penalty of perjury,

Seller's United States taxpayer identification number and that the transferor is not a foreign person, pursuant to section 1445(b)(2) of the Code (or any similar provision of state or other tax law), and (iii) a clearance certificate or similar document(s) which may be required by any state taxing authority to relieve Buyer of any obligation to withhold any portion of the payments to Seller pursuant to this Agreement.

         8.9 LENDER RELEASES. Each lender to Seller shall (a) cancel, terminate and extinguish all debt instruments affecting the Lottery Assets and shall release all Encumbrances in connection with such debt instruments (and shall, if necessary or advisable, reconvey all Lottery Assets or property that are the subject of such Encumbrances) and (b) deliver to Seller and Buyer an acknowledgement of payment and release and other evidence satisfactory to Buyer of such termination, cancellation and extinguishment of all such debt instruments and related Encumbrances.

         8.10 NON-COMPETITION AGREEMENT. Seller and Principal Stockholder shall have executed and delivered to Buyer an non-competition agreement (the "NON-COMPETITION AGREEMENT"), in the form attached hereto as EXHIBIT A, and such Non-Competition Agreement shall be in full force and effect on the Closing Date.

         8.11 ESCROW AGREEMENT. Seller shall have executed and delivered to Buyer and the escrow agent named therein the ESCROW AGREEMENT in the form attached hereto as EXHIBIT B.

         8.12 OLT AGREEMENT. Seller shall have executed and delivered to Buyer the OLT Agreement in the form attached hereto as EXHIBIT C.

         8.13 FINANCING. Buyer shall have obtained financing, on terms and conditions satisfactory to Buyer in its sole discretion for the Current Price Component.

         8.14 DUE DILIGENCE. Buyer shall have been afforded the opportunity to conduct a full due diligence investigation of Seller as required by Sections
6.2 and 6.3 hereof, and such due diligence shall be satisfactory to Buyer, in its sole discretion.

         8.15 SHAREHOLDER APPROVAL. The shareholders of Seller shall have approved the transactions contemplated by this Agreement in accordance with Seller's Articles of Incorporation and Bylaws and all applicable law, and no injunction shall have been issued and remain in effect which restrains consummation of such transactions.

                                   ARTICLE IX

                           ACTIONS BY SELLER AND BUYER
                                AFTER THE CLOSING

         9.1 BOOKS AND RECORDS. Seller and Buyer agree that each will cooperate with and make available to the other party, during normal business hours, all Books and Records and Personnel (without any disruption of employment) retained and remaining in existence after the Closing Date that are necessary in connection with any tax inquiry, audit, investigation or dispute, any litigation or investigation or any other matter requiring any such Books and Records or Personnel for any reasonable business purpose. The party requesting access to any such Books and Records or Personnel shall bear all of the out-of-pocket costs and expenses (including without limitation, attorneys' fees, but excluding reimbursement for salaries and employee benefits) reasonably incurred in connection with providing access to such Books and Records and Personnel.

         9.2 SURVIVAL OF REPRESENTATIONS, ETC. All statements contained herein, in all documents and agreements related hereto or contemplated hereby, in the Disclosure Schedule and in any certificate or instrument or document delivered by or on behalf of the parties pursuant to this Agreement or in connection with the transactions contemplated hereby shall be deemed to be representations and warranties by the parties hereunder. The representations and warranties of Seller contained herein and as provided in the preceding sentence shall survive the Closing until the third anniversary of the Closing Date, without regard to any investigation made by Buyer, unless Buyer notifies Seller in writing prior to such date of any specific claim or claims for alleged breach of any such representation or warranty, in which case such representation or warranty shall survive with respect to such claim until the final resolution by settlement, arbitration, litigation or otherwise of any such claim; provided that (i) the representations and warranties contained in Sections 4.1, 4.2, 4.3 and 4.5 subparagraphs (a) (first sentence), (b), and (c) (except the first sentence thereof), (d) (first sentence) and each such provision as updated by
(e) shall survive indefinitely and (ii) the representations and warranties contained in Sections 4.19, 4.20 and 4.24 shall survive through the applicable statutes of limitations, including all extensions thereof. All representations and warranties of Buyer shall survive until the fifth anniversary of the Closing Date. The covenants and agreements of the parties contained herein shall survive the Closing in accordance with their respective terms, provided that the covenants contained in Sections 9.1 and 9.5 shall survive indefinitely.

         9.3 PURCHASE PRICE ALLOCATION. The Purchase Price shall be allocated among the purchased Lottery Assets and the Non-Competition Agreement as set forth on SCHEDULE 9.3, and the parties hereto acknowledge and agree that such allocation has been made in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder. In the event of such notification of objection, the parties shall use their best efforts to resolve any dispute regarding such allocation. Buyer and Seller shall make or file any return or report to any governmental authority in a manner consistent with such allocation unless otherwise required by applicable Tax law.

         9.4      FURTHER ASSURANCES.

                  (a) Each of Buyer and Seller shall use commercially reasonable efforts to take all actions and to do all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement (including, without limitation, satisfying the closing conditions in Articles VII and VIII hereto). Following the Closing, Seller agrees to execute such documents, instruments or conveyances and take such actions as may be reasonably requested by Buyer's counsel and otherwise cooperate in a reasonable manner with Buyer, its Affiliates and their respective Representatives in connection with any action that may be necessary or advisable to carry out the provisions hereof or transactions contemplated hereby.

                  (b) Seller and Buyer agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance (including, without limitation, access to books and records) relating to Seller as is reasonably necessary for the preparation of any securities filings or any return with respect to Taxes, claim for refund or audit, and the prosecution or defense of any claim, suit or proceeding relating to any proposed adjustment with respect to Taxes.

         9.5 LITIGATION SUPPORT. In the event and for so long as any party hereto is actively contesting or defending against any charge, complaint, action, suit, proceeding, hearing, investigation, claim or demand in connection with (a) any transaction contemplated under this Agreement or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction involving Seller, each of the other parties will cooperate with such party and its counsel in the contest or defense, make available its Personnel, and provide such testimony and access to its books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending party (unless the contesting or defending party is entitled to indemnification hereunder). The covenant contained in this Section
9.5 shall apply equally with respect to any Ancillary Agreement and shall not be lieu of or otherwise limit the indemnification obligations of the parties pursuant to Section 9.7 hereof.

         9.6 BULK SALES LAW. Buyer and Seller hereby waive any requirements for compliance with any or all applicable bulk sales laws, including Article 6 of the Uniform Commercial Code. Seller agrees to indemnify and hold Buyer harmless from and against and with respect to any and all Damages (as hereinafter defined) which may be asserted against Buyer, or which Buyer shall incur or suffer, and which arise out of, result from or relate to the failure of Seller or Buyer to comply with any applicable bulk sales laws.

         9.7      INDEMNIFICATION.

                  (a) BY SELLER. Seller shall indemnify, save and hold harmless Buyer, its Affiliates and subsidiaries, and its and their respective Representatives, from and against any and all costs, losses (including without limitation diminution in value), Taxes, Liabilities, obligations, damages, lawsuits, deficiencies, claims, demands and expenses (whether or not arising out of third-party claims), including without limitation interest, penalties, costs of mitigation, losses in connection with any Environmental Law (including without limitation any clean-up or remedial action), lost profits and other losses resulting from any shutdown or curtailment of operations, damages to the environment, attorneys' fees and all amounts paid in investigation, defense or settlement of any of the foregoing (herein, "DAMAGES"), incurred in connection with, arising out of, resulting from or incident to (i) any inaccuracy or untruth of, or any other breach of, any representation or warranty made by Seller in or pursuant to this Agreement or any Ancillary Agreement; (ii) any breach of any covenant or agreement made by Seller in or pursuant to this Agreement or any Ancillary Agreement; (iii) any Excluded Liability or (iv) any Liability other than the Assumed Liabilities imposed upon Buyer by reason of Buyer's status as transferee of the Business or the Lottery Assets.

                  (b) BY BUYER. Buyer shall indemnify and save and hold harmless Seller, its Affiliates and subsidiaries, and its and their respective Representatives from and against any and all Damages incurred in connection with, arising out of, resulting from or incident to (i) any inaccuracy or untruth of, or any other breach of any representation or warranty made by Buyer in or pursuant to this Agreement or any Ancillary Agreement; (ii) any breach of any covenant or agreement made by Buyer in or pursuant to this Agreement or any Ancillary Agreement; or (iii) from and after the Closing, any Assumed Liability.

                  (c)      DAMAGES. The term "DAMAGES" as used in this Section
9.7 is not limited to matters asserted by third parties against Seller or Buyer, but includes Damages incurred or sustained by Seller or Buyer in the absence of third party claims. Payments by Buyer of amounts for which Buyer is indemnified hereunder, and payments by Seller of amounts for which Seller is indemnified, shall not be a condition precedent to recovery. The obligations of Seller to indemnify Buyer, and Buyer's obligation to indemnify Seller, shall not limit any other rights, including without limitation rights of contribution which either party may have under statute or common law.

                  (d) DEFENSE OF CLAIMS. If a claim for Damages (a "CLAIM") is to be made by a party entitled to indemnification hereunder against the indemnifying party, the party claiming such indemnification shall give written notice (a "CLAIM NOTICE") to the indemnifying party as soon as practicable after the party entitled to indemnification becomes aware of any fact, condition or event which may give rise to Damages for which indemnification may be sought under this Section 9.7. If any lawsuit or enforcement action is filed against any party entitled to the benefit of indemnity hereunder, written notice thereof shall be given to the indemnifying party as promptly as reasonably practicable. The failure of any indemnified party to give timely notice hereunder shall not affect rights to indemnification hereunder, except, and only, to the extent that the indemnifying party demonstrates actual damage caused by such failure. After such notice, if the indemnifying party shall acknowledge in writing to the indemnified party that the indemnifying party shall be obligated under the terms of its indemnity hereunder in connection with such lawsuit or action, then the indemnifying party shall be entitled, if it so elects, at its own cost, risk and expense, (i) to take control of the defense and investigation of such lawsuit or action, (ii) to employ and engage attorneys of its own choice to handle and defend the same unless the named parties to such action or proceeding include both the indemnifying party and the indemnified party and the indemnified party has been advised in writing by counsel that there may be one or more legal defenses available to such indemnified party that are different from or additional to those available to the indemnifying party, in which event the indemnified party shall be entitled, at the indemnifying party's cost, risk and expense, to separate counsel of its own choosing, and (iii) to compromise or settle such claim, which compromise or settlement shall be made only with the written consent of the indemnified party, such consent not to be unreasonably withheld. In the event the indemnifying party elects to assume control of the defense and investigation of such lawsuit in accordance with this Section 9.7(d), the indemnified party may, at its own cost, participate in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom. If the indemnifying party fails to assume the defense of such claim within fifteen (15) calendar days after receipt of the Claim Notice, the indemnified party against which such claim has been asserted shall (upon delivering notice to such effect to the indemnifying party) have the right to undertake, at the indemnifying party's cost and expense, the defense, compromise or settlement of such claim on behalf of and for the account and risk of the indemnifying party; PROVIDED, HOWEVER, that such Claim shall not be compromised or settled without the written consent of the indemnifying party, which consent shall not be unreasonably withheld. In the event the indemnified party assumes the defense of the claim, the indemnified party shall keep the indemnifying party reasonably informed of the progress of any such defense, compromise or settlement. The indemnifying party shall be liable for any settlement of any action effected pursuant to and in accordance with this Section 9.7 and for any final judgment (subject to any right of appeal), and the indemnifying party agrees to indemnify and hold harmless an indemnified party from and against any Damages that are subject to indemnification under this Section 9.7 by reason of such settlement or judgment.

                  (e) PRODUCT AND WARRANTY LIABILITY. The provisions of this Section 9.7 shall cover, without limitation, all Liabilities of whatsoever kind, nature or description, including, without limitation, liabilities relating, directly or indirectly, to product liability, litigation or claims against Buyer or Seller in connection with, arising out of, or relating to products sold or shipped by (i) Seller or (ii) Buyer, if such product was work in process or finished goods produced by Seller on or before the Closing Date, but thereafter shipped by Buyer.

                  (f) BROKERS AND FINDERS. Pursuant to the provisions of this Section 9.7, Buyer, on the one hand, and Seller, on the other hand, shall indemnify, hold harmless and defend the other party from the payment of any and all broker's and finder's expenses, commissions, fees or other forms of compensation which may be due or payable from or by the indemnifying party, or may have been earned by any third party acting on behalf of the indemnifying party in connection with the negotiation and execution hereof and the consummation of the transactions contemplated hereby.

                  (g) LIMITATION ON LIABILITY. Neither Seller nor Buyer shall have any obligation to the other party pursuant to this Section 9.7 or based upon any inaccuracy, or untruth of, or any other breach of any warranty or representation made in Articles IV or V of this Agreement, to the extent that such liability shall exceed Two Million Dollars ($2,000,000), provided that Buyer shall have the right of setoff which shall not be limited by this Section 9.7(g), and provided further that the limitation in this Section 9.7(g) shall not apply to claims under Sections 4.3, 4.5 (except for the part of the last sentence of Subsection (d) relating to "values shown on the Final Balance Sheet"), 4.7(b), 4.9 or 5.2 of this Agreement. With respect to any claim for indemnification by Buyer or Seller under this Section 9.7, neither party shall be required to indemnify the other party unless and until such party's Damages exceed Thirty Thousand Dollars ($30,000) in the aggregate, at which point the indemnifying party will be obligated to indemnify the other party for amounts in excess of such amount.


                                    ARTICLE X

                                  MISCELLANEOUS

         10.1     TERMINATION.

                  (a) TERMINATION. This Agreement may be terminated, and the Asset purchase and sale abandoned at any time prior to the Closing:

                           (i) By mutual written consent of Buyer and Seller at any time;

                           (ii)     By either Buyer or Seller after June 1,
         2001;

                           (iii)    By Buyer, if any condition set forth in
         Article VIII is not satisfied by the Closing Date, or if events occur that render compliance with one or more of the conditions set forth in
         Article VIII impossible and such condition (or conditions) is not waived by Buyer;

                           (iv)     By Seller, if any condition set forth in
         Article VII is not satisfied by the Closing Date, or if events occur which render compliance with one or more of the conditions set forth in
         Article VII impossible and such condition (or conditions) is not waived by Seller;

                           (v) By Seller if the Board of Directors of Seller shall have recommended or entered into an agreement with respect to a Superior Proposal pursuant to Section 6.7(b) and by Buyer if the Board of Directors of Seller shall have recommended or entered into an agreement with respect to a Superior Proposal, or withdrawn or modified adversely its recommendation or endorsement of the transactions with Buyer described in this Agreement.

         The party desiring to terminate pursuant to this Section 10.1 (other than pursuant to Section 10.1(a)) shall give notice of such termination to the other party.

                  (b) PROCEDURE UPON TERMINATION. In the event of termination of this Agreement:

                           (i) Each party shall redeliver all documents, work papers and other material of any other party relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, to the party furnishing the same;

                           (ii) No confidential information received by any party with respect to the business of any other party or its Affiliates shall be used for any commercial purpose by the receiving party or disclosed to any third party, unless required by law; and

                           (iii) All obligations of the parties hereto under this Agreement shall terminate and there shall be no liability of any party hereto to any other party and each party hereto shall bear its own fees, costs and expenses incurred by it or on its behalf in connection with the negotiation, preparation, execution and performance of this Agreement, provided, that the foregoing shall not relieve any party of (i) liability for damages actually incurred by any other party as a result of any breach of this Agreement, or (ii) its obligations pursuant to Sections 10.1(b) (iv) or (v), or Section 10.11, below.

                           (iv) If Seller claims that this Agreement has not become effective due to failure of proper execution or otherwise, or if this Agreement is properly terminated by Buyer pursuant to Section 10.1(a), by Buyer and Seller pursuant to Section 10.1(a)(i), or by Seller for any reason other than pursuant to Section 10.1(b)(v), below, Buyer shall be entitled to return of the Deposit, and Seller shall execute joint written instructions with Buyer to the Escrow Agent regarding the same. The only three exceptions to the preceding sentence shall be (1) if Buyer's termination is based solely on its dissatisfaction with the results of its due diligence, and Seller has afforded Buyer the full opportunity to complete due diligence as required by Sections 6.2 and 6.3 hereof; (2) if Buyer's termination is based solely upon Buyer's not having obtained financing satisfactory to it, and (3) if Buyer's termination is based solely on a combination of the bases described in the preceding clauses (1) and (2). Termination by Seller shall not be effective until such Deposit has been returned. Further, termination by Seller pursuant to Section 10.1(a)(v) shall not be effective unless and until Seller shall have paid to Buyer the fee described in Section 10.11(c) hereof.

                           (v) If this Agreement is properly terminated by Seller pursuant to Section 10.1(a)(iv) as a result of the failure of the Buyer to satisfy the conditions to Closing set forth in Article VII (other than Sections 7.2 or 7.5), and if events have not occurred that would allow Buyer to terminate this Agreement pursuant to Section 10.1(b)(iv), above, Seller shall be entitled to the Deposit.

         10.2 ASSIGNMENT. Neither this Agreement nor any of the rights or obligations hereunder may be assigned by any party without the prior written consent of all other parties to this Agreement. Without limiting the generality of the foregoing, Seller agrees to the assignment by Buyer of their respective rights pursuant to this Agreement to any Affiliate or subsidiary thereof, any partnership controlled thereby, any successor in interest thereto or any lender as collateral security, and agree to execute any appropriate agreement or instrument that Buyer may reasonably request in order to effect or evidence such assignment or consent; provided, however, that no such assignment shall affect or impair in any manner the obligation of Buyer to make all payments required pursuant to this Agreement. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, and no other person shall have any right, benefit or obligation hereunder.

         10.3 NOTICES. All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; when transmitted if transmitted by telecopy upon receipt of telephonic or electronic confirmation during normal business hours or at the beginning of next business day, if not transmitted during normal business hours; the day after it is sent, if sent for next day delivery to a domestic address by recognized overnight delivery service (e.g., Federal Express); and upon receipt, if sent by certified or registered mail, return receipt requested. In each case notice shall be sent to:

         If to Buyer,

                  Interlott Technologies, Inc.
                  7697 Innovation Way
                  Mason, OH 45040
                  Attention:  David F. Nichols, Chief Executive Officer

         With a copy to:

                  Taft, Stettinius & Hollister, LLP
                  1800 Star Bank Center
                  425 Walnut Street
                  Cincinnati, Ohio 45202-3957
                  Tel:  (513) 381-2838
                  Fax:  (513) 381-0205
                  Attention: John J. McCoy, Esq.

        If to Seller addressed to:

                  On-Point Technology Systems, Inc.
                  1370 West San Marcos Blvd., Suite 100
                  San Marcos, CA  92069
                  Attention:  Frederick Sandvick, Chief Executive Officer

         With a copy to:

                  Nugent & Newnham
                  1010 Second Avenue, Suite 2200
                  San Diego, CA  92101-4911
                  Attention:  John Abbene

or to such other place and with such other copies as either party may designate as to itself by written notice to the others.

         10.4 CHOICE OF LAW; VENUE. This Agreement shall be construed, interpreted and the rights of the parties determined in accordance with the internal laws of the State of Ohio (without reference to its choice of law provisions). Notwithstanding the terms of this Section 10.4, any Ancillary Agreement shall be governed by the respective choice of law, venue and jurisdiction provisions set forth therein.

         10.5 ENTIRE AGREEMENT; AMENDMENTS AND WAIVERS. This Agreement, together with all exhibits and schedules hereto (including the Disclosure Schedule) and the Ancillary Agreements, constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties; provided that the forms of agreements and opinions attached hereto as EXHIBITS shall be superseded by the copies of such agreements and opinions executed and delivered by the respective parties thereto, the execution and delivery of such agreements and opinions by the parties thereto to be conclusive evidence of such parties' approval of any change or modification therein. No amendment, supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

         10.6 MULTIPLE COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Execution may be completed by facsimile with original signed counterparts to be forwarded by next day delivery courier service.

         10.7 INVALIDITY. In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument.

         10.8 TITLES. The titles, captions or headings of the Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

         10.9 PUBLICITY. No party shall issue any press release or make any public statement regarding the transactions contemplated hereby, without the prior approval of the other party, and the parties hereto shall issue a mutually acceptable press release as soon as practicable after the execution and delivery of this Agreement; provided that nothing herein shall be deemed to prohibit any party from making any disclosure which its counsel deems necessary in order to fulfill such party's disclosure obligations imposed by law; provided, further, that each such party shall, to the extent reasonably practicable, afford the other parties the opportunity to review and comment on the proposed disclosure.

         10.10 CONFIDENTIAL INFORMATION. The parties acknowledge that the transaction described herein is of a confidential nature and shall not be disclosed except to consultants, advisors, lenders or other financial sources and Affiliates, or as required by law, until such time as the parties make a public announcement regarding the transaction as provided in Section 10.9. In connection with the negotiation of this Agreement, the preparation for the consummation of the transactions contemplated hereby, and the performance of obligations hereunder, each party acknowledges that it will have access to confidential information relating to the other party. Each party shall treat such information as confidential, preserve the confidentiality thereof and not disclose such information, except to advisors, lenders, consultants and Affiliates in connection with the transactions contemplated hereby; provided that after the Closing, the Buyer may use or disclose any confidential information included in the Lottery Assets or the Business, or otherwise reasonably related to the Lottery Assets or the Business. After the closing, Seller agrees not to use or disclose any Books and Records conveyed as part of the Lottery Assets (and the content thereof) or any other confidential information relating to the Lottery Assets or the Business. The obligation of each party to treat such documents, materials, and other information in confidence shall not apply to any information which (a) was publicly available prior to such party's receipt from or disclosure to such party by the other party or thereafter was made publicly available, (b) such party received from a third party who, to such party's knowledge, is not bound by a contractual or fiduciary obligation not to disclose such information, (c) was in the possession of such party prior to disclosure by the other party, (d) is required to be disclosed under applicable law or judicial process, but only to the extent it must be disclosed, or (e) such party reasonably deems necessary to disclose to obtain any of the consents or approvals contemplated hereby. In the event that the Closing does not occur, each party agrees that for a period of nine months from the date of this Agreement, it will not solicit or induce any current employee of the other party hereto, to terminate his or her employment with such other party.

         10.11    FEES AND EXPENSES.

                  (a) SELLER. Concurrently with the Closing, Seller shall pay all of the fees, costs and expenses incurred by Seller incident to or in connection with the negotiation, preparation, execution, delivery and performance of this Agreement and any Ancillary Agreement and the consummation of the transactions contemplated hereby and thereby, including, without limitation, legal, investment banking and accounting expenses, payments made in connection with obtaining consents, waivers, agreements and Permits, any stock transfer, real property transfer, documentary transfer or other similar taxes and sales, use or other taxes imposed by reason of the purchase and sale of Lottery Assets pursuant hereto and any deficiency, interest or penalty asserted with respect thereto.

                  (b) BUYER. Concurrently with the Closing, Buyer shall pay all of the fees, costs and expenses incurred by it incident to or in connection with the negotiation, preparation, execution, delivery and performance of this Agreement and any Ancillary Agreement and the consummation of the transactions contemplated hereby and thereby.

                  (c) ADDITIONAL FEES. Seller agrees to pay Buyer a fee in immediately available funds equal to $1,500,000 concurrently with the termination of this Agreement by Seller or Buyer pursuant to the provisions of
Section 10.1(a)(v).

         10.12 CUMULATIVE REMEDIES. All rights and remedies of either party hereto are cumulative of each other and of every other right or remedy such party may otherwise have at law or in equity, and the exercise of one or more rights or remedies shall not prejudice or impair the concurrent or subsequent exercise of other rights or remedies.

         10.13 REPRESENTATION OF COUNSEL; MUTUAL NEGOTIATION. Each party has been represented by counsel of its choice in negotiating this Agreement. This Agreement shall therefore be deemed to have been negotiated and prepared at the joint request, direction and construction of the parties, at arm's length, with the advice and participation of counsel, and will be interpreted in accordance with its terms without favor to any party.

         10.14 KNOWLEDGE OF SELLER. Whenever a statement herein is qualified by "to the knowledge of Seller," or a similar phrase, it shall mean the actual knowledge of management employees of Seller, after such individuals undertook a reasonable investigation to confirm the truth and accuracy of such statement and "to the knowledge of Buyer" or similar phrase shall mean the actual knowledge of management employees of Buyer, after such individuals undertook a reasonable investigation to confirm the truth and accuracy of such statement.

         10.15 RISK OF LOSS. From the date hereof through the Closing Date, all risk of loss or damage to the property included in the Lottery Assets shall be borne by Seller, and thereafter shall be borne by Buyer. If any material portion of the Lottery Assets is destroyed or damaged by fire or any other cause on or prior to the Closing Date in a manner which has a Material Adverse Effect, Seller shall give written notice to Buyer as soon as practicable after, but in any event within five (5) calendar days of, discovery of such damage or destruction, the amount of insurance, if any, covering such Lottery Assets and the amount, if any, which Seller believes it is otherwise entitled to receive pursuant to any applicable insurance policy or policies. Prior to the Closing, Buyer shall have the option, which shall be exercised in its sole discretion by written notice to Seller within ten (10) calendar days after receipt of Seller's notice or if there is not ten (10) calendar days prior to the Closing Date, as soon as practicable prior to the Closing Date, of (a) accepting such Lottery Assets in their destroyed or damaged condition in which event Buyer shall be entitled to the proceeds of any insurance or other proceeds payable with respect to such loss and to such indemnification for any uninsured portion of such loss, and the Purchase Price shall be paid for such Lottery Assets without further reduction with respect to such damage, (b) excluding such Lottery Assets from this Agreement, in which event the Purchase Price shall be reduced by the amount allocated to such Lottery Assets, as mutually agreed between the parties, or (c) terminating this Agreement in accordance with
Section 10.1. If Buyer accepts such Lottery Assets, then after the Closing, any insurance or other proceeds shall belong, and shall be deemed assigned to, and shall be paid to, Buyer without any reduction in the Purchase Price; otherwise, such insurance proceeds shall belong to Seller.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on their respective behalf, by their respective officers thereunto duly authorized, all as of the day and year first above written.

                                      ON-POINT TECHNOLOGY SYSTEMS, INC.

                                      By: /s/ Frederick Sandvick
                                         ---------------------------------------
                                      Name: Frederick Sandvick
                                           -------------------------------------
                                      Title: CEO
                                            ------------------------------------



                                      INTERLOTT TECHNOLOGIES, INC.

                                      By: /s/ David Nichols
                                         ---------------------------------------
                                      Name: David Nichols
                                           -------------------------------------
                                      Title: CEO
                                            ------------------------------------

         The undersigned Principal Stockholder does hereby covenant and agree to vote all shares of common stock of Seller beneficially owned or controlled by him (in his individual or fiduciary capacities) in favor of the transactions contemplated by the foregoing Asset Purchase Agreement Further, the undersigned Principal Stockholder does hereby covenant and agree not to vote any shares of common stock of Seller beneficially owned or controlled by him (in his individual or fiduciary capacities) in favor of any action that would frustrate the consummation of the transactions contemplated by this Agreement, including, without limitation, any other purchase proposal, or sell or otherwise transfer any of such shares other than in connection with margin calls arising from positions taken prior to December 19, 2000 and through June 1, 2001, unless a Superior Proposal is received by Seller.


                                         /s/ Frederick Sandvick
                                         ---------------------------------------
                                         Frederick Sandvick

                               Schedule 2.1(c)(ii)


                           Deferred Payment Component

         The Deferred Payment Component initially shall be an aggregate $9,000,000, payable in 60 equal monthly installments of $150,000 per month beginning with the first full calendar month ending immediately following the Closing Date (each a "BENCHMARK DEFERRED PAYMENT"), to be paid on a calendar quarterly basis, subject to adjustment as follows:

         Buyer shall deliver to Seller, within forty-five (45) days following the end of each calendar quarter during the 60-month period commencing with the first full calendar month ending immediately following the Closing Date ("DEFERRED PAYMENT PERIOD"), a statement of the gross profits earned by Buyer during each month of the Deferred Payment Period during such quarter ("BUYER'S MONTHLY GROSS PROFITS") and a statement of the gross profits earned by Buyer during the Deferred Payment Period ("BUYER'S CUMULATIVE GROSS PROFITS"), both from a combination of contract extensions and future orders from existing lottery customers of Seller under Seller's lottery contracts conveyed to Buyer under the Asset Purchase Agreement. Buyer shall also deliver the Deferred Payments for each month during the quarter, calculated as described below. For purposes of this paragraph, "existing lottery customers" shall include customers pursuant to public competitive bids that have been submitted prior to the Closing, if, after the effective date of this Agreement, an award is made to Seller or to Buyer pursuant to Seller's bid, and Buyer enters into a contract with such customer either directly or by assignment from Seller, in either case pursuant to such outstanding bid.

         Seller and Buyer agree that each monthly installment of the Deferred Payment Component payable by Buyer shall be adjusted if Buyer's Cumulative Gross Profits are less than the Benchmark Cumulative Gross Profits described in Attachment A to this Schedule. The payment that is payable to Seller and to be made by Buyer after any Benchmark Deferred Payment is adjusted as provided herein shall be referred to as the "DEFERRED PAYMENT".

         The amount of any adjustment to a Benchmark Deferred Payment shall be calculated so that (i) the ratio that the sum of the Deferred Payments that are payable during the Deferred Payment Period to the date of and including the Deferred Payment that is being calculated hereunder, bears to the sum of the Benchmark Deferred Payments for the same period, is equal to (ii) the ratio that Buyer's Cumulative Gross Profits bear to the Benchmark Cumulative Gross Profits stated on Attachment A for the same period, with such ratio not to exceed one
(1).

         The foregoing ratios are expressed below as fractions where X is the monthly Deferred Payment being calculated:

Sum of Deferred Payments
Previously Payable plus X           =       Buyer's Cumulative Gross Profits
-------------------------                   --------------------------------
Sum of Benchmark Deferred                   Benchmark Cumulative Gross Profits
Payments through date of
calculation

         For so long as Buyer's Cumulative Gross Profits are less than Benchmark Cumulative Gross Profits, each monthly Deferred Payment shall be calculated as follows:

Monthly Deferred Payment        =
being calculated


         Sum of                  Buyer's                                 Benchmark               Sum of Deferred
         Benchmark               Cumulative                              Cumulative              Payments Previously
         Deferred       times    Gross Profits         minus             Gross Profits  times    Payable
         Payments

-------------------------------------------------------------------------------------------------------------------
                                                   (divided by)
                                        Benchmark Cumulative Gross Profits


         If Buyer's Cumulative Gross Profits equal or exceed the Benchmark Cumulative Gross Profits, then the sum of the Deferred Payments previously payable plus the amount of the Deferred Payment being calculated shall equal (but not exceed) the sum of the Benchmark Deferred Payments through the date of calculation. In that event, the amount of the monthly Deferred Payment shall be calculated as follows:

Monthly Deferred Payment            =    Sum of Benchmark Deferred Payments
being calculated                         through date of calculation, minus the
                                         sum of the Deferred Payments previously
                                         payable

         If during the final three months before the end of the Deferred Payment Period Buyer has received orders for the sale or lease of product that it is able to fill before the end of the Deferred Payment Period, which orders if filled by Buyer during the Deferred Payment Period would have affected the calculation of Buyer's Monthly Gross Profits, then such orders shall be considered in the calculation of the final Monthly Deferred Payment calculated under this SCHEDULE 2.1(c)(ii).

         Buyer agrees that during the Deferred Payment Period it will exercise commercially reasonable best efforts to procure contract extensions and future orders from existing lottery customers of Seller under Seller's lottery contracts conveyed to Buyer under the Asset Purchase Agreement.

         Sales of equipment containing the On-Line Technology that are made pursuant to the OLT Agreement are not subject to inclusion in the calculations made pursuant to this SCHEDULE 2.1(c)(ii).

         For purposes of this SCHEDULE 2.1(c)(ii), gross profits shall be calculated in accordance with generally accepted accounting principles (GAAP) consistently applied, except that sales type leases shall be accounted for as if they were operating leases, and in the case of Playpoint and Counterpoint products, costs incurred by Buyer that are specifically allocable to making such products suitable or ready for production, or to implementation of production, shall be subject to reasonable amortization and included as costs in calculating gross profits.

Seller shall be entitled to interest on any late payments hereunder at the rate of one percent (1%) per month.

ATTACHMENT A TO DEFERRED PAYMENT COMPONENT
ON-POINT BENCHMARK SCHEDULES - CONTRACT EXTENSIONS & FUTURE REVENUE
IN 000S


    ----------------------------------------- ---------------------------------------- ----------------------------------------
                      2001                                     2002                                     2003
    ----------------------------------------- ---------------------------------------- ----------------------------------------
    -------- ------- ------- ------- -------- ------- ------- ------ ------- --------- ------- ------ ------- ------- ---------
      Q1       Q2      Q3      Q4     year      Q1      Q2     Q3      Q4      year      Q1     Q2      Q3      Q4      year
    -------- ------- ------- ------- -------- ------- ------- ------ ------- --------- ------- ------ ------- ------- ---------
         -     655     519     497     1,670    679     668     657    645     2,650     653     646    627     598     2,523
    -------- ------- ------- ------- -------- ------- ------- ------ ------- --------- ------- ------ ------- ------- ---------



    ----------------------------------------- ---------------------------------------- ----------------------------------------
                      2004                                     2005                                     2006
    ----------------------------------------- ---------------------------------------- ----------------------------------------
    -------- ------- ------- ------- -------- ------- ------- ------ ------- --------- ------- ------ ------- ------- ---------
      Q1       Q2      Q3      Q4     year      Q1      Q2     Q3      Q4      year      Q1     Q2      Q3      Q4      year
    -------- ------- ------- ------- -------- ------- ------- ------ ------- --------- ------- ------ ------- ------- ---------
      485      483     330     330     1,627    286     285     285    285     1,140     367     321    431     499     1,618
    -------- ------- ------- ------- -------- ------- ------- ------ ------- --------- ------- ------ ------- ------- ---------



Notes:
         Service costs include but are not limited to deployment costs, replacement parts, Technician's wage & fringe, warehousing, property taxes, call centers & Corporate service staff & facilities.

         To include Missouri adjustments.

                              Schedule 2.1(c)(iii)

                          Percentage Payment Component


         "Applicable Revenues" shall mean Buyer's gross revenues generated by new sales or leases, other than revenues included in the calculation of the Deferred Payment Component, of Playpoint, Counterpoint and other Seller-designed lottery equipment.

         "Applicable Counterpoint Revenues" shall mean Buyer's gross revenues derived from sales of Counterpoint units other than sales included in the calculation of the Deferred Payment Component, that are generated after the Applicable Revenues Payment Cap has been achieved.

         "Applicable Revenues Payment Cap" shall mean an aggregate Three Million Dollars ($3,000,000) of Applicable Revenues Payments.

         "Applicable Counterpoint Revenues Payment Cap" shall mean an aggregate Three Million Dollars ($3,000,000) of Applicable Counterpoint Revenues Payments.

         "Applicable Revenues Payment" shall mean the amount derived from multiplying 0.1 by the Applicable Revenues.

         "Applicable Counterpoint Revenues Payment" shall mean the amount derived from multiplying 0.1 by the Applicable Counterpoint Revenues.


         The Percentage Payment Component shall be payable as follows:

         Within 45 days following the end of each calendar quarter during the 60 month period following the Closing Date ("Percentage Payment Period"), Buyer shall deliver to Seller a statement of Applicable Revenues and Applicable Counterpoint Revenues, if any, for such quarter. Until the Applicable Revenues Payment Cap has been achieved, Buyer shall also deliver to Seller the Applicable Revenues Payment, and until the Applicable Counterpoint Revenues Payment Cap has been achieved, Buyer shall also deliver to Seller the Applicable Counterpoint Revenues Payment.

         Buyer agrees to continue to market Playpoint and Counterpoint units ("PC Units") during the Percentage Payment Period by offering, in connection with new procurements as to which the PC units meet applicable procurement specifications, such equipment to prospective customers of Buyer at gross profit margins that are no greater than those at which Buyer's similar or competitive equipment is offered to the same customer in connection with such procurement.

         Sales of equipment containing the on-line technology that are made pursuant to the OLT Agreement are not subject to inclusion in the calculations made pursuant to this SCHEDULE 2.1(c)(iii).

         For purposes of this SCHEDULE 2.1(c)(iii), gross revenues and gross profit margins shall be calculated in accordance with generally accepted accounting principles (GAAP) consistently applied, except that sales type leases shall be accounted for as if they were operating leases, and in the case of Playpoint and Counterpoint products, costs incurred by Buyer that are specifically allocable to making such products suitable or ready for production, or to implementation of production, shall be subject to reasonable amortization and included as costs in calculating gross profit margins.

                              EXHIBIT AND SCHEDULES

1.            Exhibit A - Non-Competition Agreement
2.            Exhibit B - Escrow Agreement
3.            Exhibit C - OLT Agreement
4.            Exhibit D - Bill of Sale
5.            Exhibit E - Assignment and Assumption Agreement
6.            Exhibit F - Assignment of Proprietary Rights
7.            Exhibit H - Form of opinion of TS&H
8.            Exhibit I and I-1 - Form of opinion of Seller's Counsel
9.            Schedule A - Encumbrances to be Removed Prior to Closing
10. Schedule 2.1(c)(ii) - Deferred Payment Component [included with asset purchase agreement]
11. Schedule 2.1(c)(iii) - Percentage Payment Component [included with asset purchase agreement]
12.           Schedule 2.2 - Retained Assets
13. Schedule 2.2(a) - Consents not yet Obtained [to be provided at closing]
14.           Schedule 2.3(a) - Assumed Liabilities
15.           Schedule 3.3 - Third-Party Consents [to be provided at closing]
16.           Schedule 4.2 - Qualifications to do Business
17.           Schedule 4.4(m) - Material Adverse Change
18.           Schedule 4.5(b) - Leased Property
19.           Schedule 4.5(c)  - Personal Property
20.           Schedule 4.5(d) - Inventory Location
21.           Schedule 4.6 - Summary of Leases
22.           Schedule 4.7 - Contracts
23.           Schedule 4.8 - Permits
24.           Schedule 4.9 - Noncontravention
25.           Schedule 4.10 - Governmental Consents
26.           Schedule 4.11 - Financial Statements
27.           Schedule 4.13 - Litigation
28.           Schedule 4.15 - Trade Payables/Accounts Payable
29.           Schedule 4.18 - Intellectual Property
30.           Schedule 4.19 - Employee Plans
31.           Schedule 4.20(a) - Tax Elections
32.           Schedule 4.20(k) - Taxing Jurisdictions
33.           Schedule 4.21 - Insurance Policies
34.           Schedule 4.23 - Customers
35.           Schedule 4.24 - Environmental Reports
36.           Schedule 4.26 - Obligations to Sell Assets
37.           Schedule 4.29 - Affiliated Accounts Receivable
38. Schedule 9.3 - Purchase Price Allocation [to be provided at closing]